Exhibit 2.1

Offer Management Agreement

Genworth Mortgage Insurance Australia Limited (ACN 154 890 730)

Genworth Financial, Inc.

Genworth Financial Mortgage Insurance Pty Limited (ACN 106 974 305)

Genworth Financial Mortgage Indemnity Limited (ACN 001 825 725)

[                    ]

[                    ]

[                    ]

[                    ]

23 April 2014

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5	Bookbuild and Conduct of the Offer		9

	5.1	Timing of the Bookbuild	9

	5.2	Number of Offer Shares and Offer Price	10

	5.3	Allocation of Offer Shares	10

	5.4	Successful Completion of the Bookbuild	10

	5.5	Acceptance of Valid Applications	11

	5.6	Purchase and resale of Offer Shares in the U.S. Offer	11

6	Allotment and settlement		11

	6.1	Allotment	11

	6.2	Settlement	12

	6.3	Transaction confirmation statements and refunds	12

7	Settlement support		12

	7.1	Allocation and settlement	12

	7.2	Assignment of contractual rights	12

8	Due Diligence Investigations		13

	8.1	Responsibilities of the Company	13

	8.2	Due Diligence Committee and Due Diligence Documents	13

	8.3	Access to premises, books and records	14

	8.4	Assistance	14

	8.5	Privilege	14

	8.6	Supplementary Prospectus and Supplementary U.S. Offer Documents	14

	8.7	Information provided	15

9	Representations and warranties		15

	9.1	Representations and warranties by the Company	15

	9.2	Representations and warranties by the Shareholder	27

	9.3	Representations and warranties by the Joint Lead Managers	30

	9.4	True and correct	31

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	9.5	Not affected by investigations	31

	9.6	Independent construction	31

	9.7	Reliance	31

	9.8	Knowledge	31

10	Undertakings		32

	10.1	Undertakings by the Company	32

	10.2	Undertakings by the Company and the Shareholder	35

	10.3	Consultation on publicity	35

	10.4	Distribution of Rule 701 Placement Memorandum to Shareholder Directors and Officers	36

	10.5	Conduct of the Rule 701 Placement	36

	10.6	Initiatives	36

	10.7	Acknowledgment	36

11	Fees and Costs		36

	11.1	Joint Lead Manager fees	36

	11.2	Global co-ordinator fee	37

	11.3	Co-lead managers, co-managers and Broker fees	37

	11.4	Rebates	37

	11.5	Other Costs	38

	11.6	Termination or withdrawal	39

	11.7	Set-off	39

	11.8	Interest	39

12	Termination by the Joint Lead Managers		39

	12.1	Termination Events	39

	12.2	Reasonableness	43

	12.3	Independent construction	44

	12.4	Notification	44

	12.5	Contents of notice	44

	12.6	Joint Lead Managers’ rights and powers to Terminate	44

	12.7	Automatic termination	46

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13	Company indemnity		46

	13.1	Indemnity	46

	13.2	Limited Company indemnity	47

	13.3	Release	47

	13.4	Preservation of rights	48

	13.5	Notice of potential action	48

	13.6	Conduct of Claims	49

	13.7	Contractual contribution	51

	13.8	Proportional contribution	51

	13.9	No excess contribution	51

	13.10	Reimbursement by the Company	51

	13.11	Reimbursement by Indemnified Party	52

	13.12	Benefits of indemnity	52

	13.13	Limitation of liability of third parties	52

	13.14	Responsibility	52

	13.15	US Offer indemnity	53

	13.16	Conditional Obligations	53

14	U.S. Offer indemnity		53

	14.1	Company indemnity	53

	14.2	Shareholder indemnity	54

	14.3	Indemnification of the Company and the Shareholder	54

	14.4	Notice and procedures	54

	14.5	Contribution	55

	14.6	Extension of Liability	56

15	Shareholder indemnity		56

	15.1	Indemnity	56

	15.2	Limited Shareholder indemnity	56

	15.3	Release	57

	15.4	Preservation of rights	57

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	15.5	Notice of potential action	58

	15.6	Conduct of Claims	58

	15.7	Contractual contribution	60

	15.8	Proportional contribution	61

	15.9	No excess contribution	61

	15.10	Reimbursement by the Shareholder	61

	15.11	Reimbursement by Indemnified Party	61

	15.12	Benefits of indemnity	61

	15.13	Limitation of liability of third parties	61

	15.14	US Offer indemnity	62

16	Guarantee		62

	16.1	Guarantee	62

	16.2	Term	62

	16.3	Indemnity	63

	16.4	Waiver	63

	16.5	Continuing security	63

	16.6	Liabilities of Guarantors not affected	63

	16.7	Consent required	63

	16.8	Joint Lead Managers’ rights	64

	16.9	Reimbursement	64

	16.10	Moneys paid	64

	16.11	Principal and independent obligations	64

17	Goods and services tax (GST)		64

	17.1	GST exclusive amounts	64

	17.2	Gross up for GST	64

	17.3	GST amount	64

	17.4	Input Tax Credit	65

	17.5	Tax Invoice	65

	17.6	GST Groups	65

	17.7	Variation of GST payable	65

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18	Notices		65

	18.1	Form - all communications	65

	18.2	Delivery	65

	18.3	When effective	66

	18.4	When taken to be received	66

	18.5	Receipt outside business hours	66

	18.6	Contact details for notices	66

19	General		67

	19.1	Discretion in exercising rights	67

	19.2	Partial exercising of rights	67

	19.3	No liability for loss	67

	19.4	Conflict of interest	67

	19.5	Remedies cumulative	67

	19.6	Waiver	67

	19.7	Indemnities	68

	19.8	Further assurances	68

	19.9	Time is of the essence	68

	19.10	Enforceability	68

	19.11	Amendment	68

	19.12	Severability	68

	19.13	Assignment	68

	19.14	Counterparts	68

	19.15	Entire agreement	68

	19.16	No fiduciary	69

	19.17	Governing law	72

	19.18	Submission to New York jurisdiction; Appointment for agent for service of process in New York; Judgment currency	72

	19.19	Relationship of Joint Lead Managers	73

	19.20	Trial by jury	73

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[Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Genworth Financial hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.]

Gilbert + Tobin

Date:

Parties

1	Genworth Mortgage Insurance Australia Limited (ACN 154 890 730) of Level 26, 101 Miller Street, North Sydney NSW 2060 (Company)

2	Genworth Financial, Inc. of 6620 West Broad Street, Richmond VA 23230, United States of America (Shareholder)

3	Genworth Financial Mortgage Insurance Pty Limited (ACN 106 974 305) of Level 26, 101 Miller Street, North Sydney NSW 2060

4	Genworth Financial Mortgage Indemnity Limited (ACN 001 825 725) of Level 26, 101 Miller Street, North Sydney NSW 2060 (together with Genworth Financial Mortgage Insurance Pty Limited, the Guarantors and each a Guarantor)

5	[ ]

6	[ ]

7	[ ]

8	[ ] ([ ], the Joint Lead Managers and each a Joint Lead Manager)

Background

A	The Company proposes to undertake the Offer by offering the Offer Shares in the manner described in the Offer Documents. The total amount raised will depend on the Offer Price.

B	The Offer will consist of the Broker Firm Offer, the Priority Offer and the Institutional Offer.

C	The Company also proposes to apply, or has applied, to ASX to be admitted to the official list of ASX, and for quotation of all of its Ordinary Shares, including the Offer Shares.

D	Other than the Rule 701 Placement, which shall be conducted solely by the Shareholder and the Company, the Joint Lead Managers have agreed to arrange and manage the Offer and provide settlement support for the Institutional Offer subject to the terms and conditions of this agreement.

The parties agree

1	Defined terms and interpretation

1.1	Definitions in the Dictionary

A term or expression starting with a capital letter:

(a)	which is defined in the Dictionary in Schedule 1 (Dictionary), has the meaning given to it in the Dictionary;

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(b)	which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act; and

(c)	which is defined in the GST Law, but is not defined in the Dictionary or the Corporations Act, has the meaning given to it in the GST Law.

1.2	Interpretation

The interpretation clause in Schedule 1 (Dictionary) sets out rules of interpretation for this agreement.

2	Appointment of Joint Lead Managers

2.1	Appointment

The Company appoints the Joint Lead Managers on an exclusive basis to arrange and manage, and act as bookrunners for the Offer (other than the Rule 701 Placement), and to provide settlement support for the Institutional Offer on the terms and conditions of this agreement.

2.2	Acceptance of appointment

The Joint Lead Managers accept the appointment to act as joint lead managers and bookrunners for the Offer on the basis set out in clause 2.1 and agree, subject to clause 3 and clause 12:

(a)	to arrange and manage the Offer (other than the Rule 701 Placement), including using their reasonable endeavours to procure applications to subscribe for and purchase the Institutional Shares under the Institutional Offer and manage the Bookbuild; and

(b)	to provide settlement support for the Institutional Offer in accordance with clause 7.1,

in accordance with the terms and conditions of this agreement.

2.3	Co-lead managers, co-managers and Brokers to the Offer

The Shareholder may at any time with the agreement of the Joint Lead Managers, and in consultation with the Company, appoint co-lead managers, co-managers and Brokers to the Offer (other than the Rule 701 Placement) (and any costs of such appointment shall be the responsibility of the Joint Lead Managers).

2.4	Subscription for Offer Shares

The Joint Lead Managers and their respective Affiliates may bid and subscribe for Offer Shares under the Offer (other than the Rule 701 Placement).

2.5	Joint Lead Managers undertakings

The Joint Lead Managers must:

(a)	(FoFA No Action Position) comply with the FoFA No Action Position;

(b)	(confirmation letters):

(i)	despatch confirmation letters (in a form agreed with the Shareholder and the Company) to those successful bidders under the Bookbuild as soon as reasonably practicable following determination of the Institutional Price in accordance with clause 5.2;

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(ii)	be responsible for the despatch of the confirmation letters to any Brokers to which it allocates Offer Shares under the Broker Firm Offer;

(iii)	include a term in the confirmation letter despatched to each Broker to the effect that:

(A)	any fee payable per Offer Share by the Broker to an External Third Party (a “Sub Broker”) when expressed as a percentage of the Retail Price will not exceed 1.5%; and

(B)	each Sub Broker with which the Broker enters into an arrangement or understanding in respect of fees in relation to the Offer must be an Australian financial services licensee or a representative of an Australian financial services licensee.

2.6	No underwriting

Nothing in this agreement constitutes an agreement by the Joint Lead Managers to underwrite the Offer or any part of it or a guarantee that the Offer will be successful.

2.7	Discretion to withdraw the Offer

The parties agree and acknowledge that the Shareholder may instruct the Company to withdraw the Offer and the Offer Documents and terminate this agreement, provided that the Shareholder may not instruct the Company to withdraw the Offer, and the Company must not withdraw the Offer, after the Institutional Price has been determined. For the avoidance of doubt, the Shareholder may decline to determine the Institutional Price and instead instruct the Company to exercise its right of withdrawal at the time when the Institutional Price would otherwise have been determined if the Shareholder, in its absolute discretion is not satisfied with the level at which the Institutional Price may be set, regardless of whether that level is below, within or above the price range set out in the Prospectus.

3	Conditions

3.1	Conditional obligations of the agreement

The obligations of the Joint Lead Managers under this agreement are conditional on:

(a)	(Due Diligence) the Joint Lead Managers receiving before lodgement of the Prospectus with ASIC on the Lodgement Date, or such other time as the Joint Lead Managers agree in writing in their absolute discretion, a copy of the final and signed Due Diligence Report contemplated by the Due Diligence Planning Memorandum (excluding the verification materials, which will be made available for inspection at the Company’s offices), which must also be addressed to, and expressed to be for the benefit of, each of the Due Diligence Committee members (including the Joint Lead Managers) and their representatives, and signed by each member of the Due Diligence Committee, and accompanied by:

(i)	a legal opinion letter from Ashurst, as Australian legal adviser to the Company;

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(ii)	a formal sign-off from KPMG Transaction Services as accounting and financial adviser to the Company in relation to historical and forecast financial and accounting matters; and

(iii)	the Actuarial Sign-Off Letter, 31 December 2013 Actuarial Valuation Report and 31 December 2013 Actuarial Valuation Report, each from Finity Consulting Pty Ltd;

(iv)	all other opinions, sign-offs and reports actually provided to the Due Diligence Committee which are expressed to be for the benefit of the members of the Due Diligence Committee and their representatives, as contemplated in the Due Diligence Planning Memorandum and each in a form and substance acceptable to the Joint Lead Managers (acting reasonably);

(b)	(lodgement of Prospectus) the Company:

(i)	lodging a copy of the Prospectus with ASIC in a form and substance acceptable to the Joint Lead Managers on the Lodgement Date (acting reasonably) and providing a copy of the lodged Prospectus to the Joint Lead Managers as soon as practicable after lodgement; and

(ii)	lodging a copy of the Prospectus and all other documents required to be filed with the New Zealand Companies Office under the NZ Securities Laws and taking all other steps required to obtain the benefit of the NZ Mutual Recognition Regulations on the Lodgement Date;

(c)	(ASX Waivers and ASIC Modifications) the Company obtaining:

(i)	the ASIC Modifications; and

(ii)	the ASX Waivers,

(in form and substance reasonably acceptable to the Joint Lead Managers) which are necessary to enable the Offer to proceed in accordance with the Timetable, the Prospectus and the terms and conditions of this agreement;

(d)	(other regulatory) the Company receiving all regulatory approvals, relief and modifications (in a form and substance reasonably acceptable to the Joint Lead Managers) from APRA and FIRB to enable the Offer to proceed (including, without limitation, the restructure of the Group) in accordance with the Timetable, the Offer Documents and the terms and conditions of this agreement before lodgement of the Prospectus with ASIC on the Lodgement Date;

(e)	(Stabilisation Manager Agreement) by no later than the Lodgement Date, [ ], Brookfield Life Assurance Company Limited and Genworth Financial International Holdings, Inc. having entered into the Stabilisation Manager Agreement and such document not having been rescinded, terminated or amended (other than with the consent of the Joint Lead Managers, such consent not to be unreasonably withheld or delayed);

(f)	(no action letter) ASIC granting a “no action” letter facilitating the proposed aftermarket stabilisation arrangements;

(g)

(ASX Stabilisation Agreement) the ASX granting or indicating in writing that it will be likely to grant, aftermarket stabilisation arrangements to the Stabilisation Manager, in either case, in accordance with the requirements of the no action letter

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received from ASIC in connection with the proposed aftermarket stabilisation arrangements, and these arrangements not being withdrawn, terminated, rescinded or amended by ASX in any material respect;

(h)	(Restriction Agreement) ShareholderCo entering into the Restriction Agreement by the Business Day prior to the Settlement Date, and the Restriction Agreement not being terminated, rescinded or materially altered or amended prior to the Allotment Date (without the consent of the Joint Lead Managers, such consent not to be unreasonably withheld or delayed);

(i)	(applications) the Company confirming that it became capable of accepting applications in accordance with section 727(3) prior to 5.00pm on the Priority Offer Opening Date;

(j)	(U.S. Offer Documents) the Company having provided the U.S. Offering Memorandum and the Rule 701 Placement Memorandum, each in a form and substance satisfactory to the Joint Lead Managers (acting reasonably), prior to the Institutional Offer Opening Date; and

(k)	(Master Agreement) the Master Agreement having been executed or adopted as applicable by all relevant parties in a form and substance acceptable to the Joint Lead Managers (acting reasonably) by, or on, the Lodgement Date.

3.2	Conditional obligations to provide settlement support

The obligations of the Joint Lead Managers to provide settlement support for the Offer are conditional on:

(a)	(other conditions) the satisfaction, or waiver by the Joint Lead Managers under clause 3.5, of each of the conditions precedent in clause 3.1;

(b)	(bookbuild) Successful Completion of the Bookbuild;

(c)	(accountant’s comfort letters) the Joint Lead Managers receiving from KPMG:

(i)	a comfort letter on the Allocation Date and dated as of that date, in respect of the financial information contained in the U.S. Offering Memorandum, in the form of Schedule 3, containing statements and information of the type ordinarily included in accountants’ SAS 72 “comfort letters,” provided that the “cut-off” date referred to therein may be a date not more than 2 Business Days prior to the Allocation Date; and

(ii)	a bring-down comfort letter on the Settlement Date and dated as of that date, in the form agreed with the Joint Lead Managers, to the effect that it reaffirms the statements made in the letter furnished pursuant to sub-paragraph (i) above, provided that the “cut-off” date referred to therein may be a date not more than 2 Business Days prior to the Settlement Date;

(d)	(Closing Certificate) the Joint Lead Managers receiving duly executed Closing Certificates from the Company and the Shareholder dated as at the Settlement Date by 8.00am on the Settlement Date;

(e)	(other opinions) the Joint Lead Managers receiving by 8.00am on the Settlement Date or such other time as the Joint Lead Managers and the Company agree, opinions from

(i)	Ashurst, as Australian legal adviser to the Company, in the form of Schedule 5;

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(ii)	General Counsel to the Company, in the form of Schedule 6;

(iii)	Sidley Austin, special U.S. counsel for the Joint Lead Managers, substantially in the form agreed with the Joint Lead Managers, including:

(A)	a “10b-5” disclosure statement;

(B)	an opinion to the effect that the Company is not, and immediately after giving effect to the offer and sale of the Offer Shares and the application of the net proceeds therefrom in the manner contemplated by the Offer Documents will not be, required to register as an “investment company” under the U.S. Investment Company Act of 1940;

(C)	an opinion to the effect that no registration of the Offer Shares is required under the U.S. Securities Act; and

(D)	an opinion regarding U.S. tax disclosure in the U.S. Offering Memorandum;

(iv)	Weil, Gotshal & Manges, LLP, U.S. Counsel to the Shareholder, substantially in the form of Schedule 7, and

(v)	General Counsel of Shareholder, in the form of Schedule 8A.

(vi)	Richards, Layton & Finger, PA, Delaware Counsel to the Shareholder, substantially in the form of Schedule 8B;

(f)	(regulatory) none of the regulatory approvals, relief and modifications referred to in clause 3.1(c) or (d) being withdrawn, or modified (without the consent of the Joint Lead Managers, such consent not to be unreasonably withheld or delayed), prior to Settlement;

(g)	(Material Contracts) each of the Material Contracts having been validly executed by the Settlement Date, and each Material Contract not being terminated, rescinded or materially altered or amended prior to the Allotment Date (without the consent of the Joint Lead Managers, such consent not to be unreasonably withheld or delayed); and

(h)	(quotation)

(i)	the Company applying to ASX for quotation of all of its ordinary shares, including the Offer Shares, as contemplated in clause 4.7(b); and

(ii)	ASX indicating in writing that it will grant permission for the quotation of all of the Company’s ordinary shares, including the Offer Shares, (subject only to customary pre-quotation listing conditions or other conditions reasonably acceptable to the Company and the Joint Lead Managers) on or before 5.00pm on the Listing Approval Date.

3.3	Reasonable endeavours

Each of the Company and the Shareholder must use their reasonable endeavours to ensure that the conditions precedent in clauses 3.1 and 3.2 are satisfied.

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3.4	Conditions not satisfied

Without limiting clause 12, if any of the conditions precedent in clauses 3.1 or 3.2 are not satisfied or waived by the time specified in that condition (or such later time as agreed by the Joint Lead Managers in their absolute and unfettered discretion), any Joint Lead Manager (in its absolute and unfettered discretion) may Terminate its obligations under this agreement at any time by written notice to the other Joint Lead Managers, the Company and the Shareholder.

3.5	Benefit

The conditions precedent in clauses 3.1 and 3.2 are for the benefit of the Joint Lead Managers only and may only be waived by the Joint Lead Managers in their absolute discretion.

4	Conduct - General

4.1	Compliance

The Company must:

(a)	conduct the Offer in accordance with the Offer Documents, the Timetable, the Company’s constitution, this agreement, the Listing Rules, the Corporations Act, the NZ Securities Laws and any other applicable laws; and

(b)	keep the Joint Lead Managers fully informed as to the progress of the Offer.

4.2	Timetable

(a)	Other than in connection with the withdrawal of the Offer by the Company, the Timetable may only be amended by the Shareholder with the prior written consent of the Joint Lead Managers and the Company.

(b)	The Joint Lead Managers must perform their obligations under this agreement in accordance with the Timetable (unless such performance is hindered by the acts or omissions of the Company, the Shareholder or their respective representatives).

4.3	Support and access

(a)	The Company and the Shareholder must provide their full support as reasonably required by the Joint Lead Managers (including procuring all necessary assistance from any other Group Member) in the appointment of any co-lead managers, co-managers or Brokers to the Offer.

(b)	The Company must provide its full support (including procuring all necessary assistance from any other Group Member) in the marketing of the Offer (other than the Rule 701 Placement) as reasonably required by the Joint Lead Managers including:

(i)	(support and access) providing the full support of, access to, and assistance from, their senior executives for the promotion, advertising or marketing of the Offer (other than the Rule 701 Placement), including the attendance and participation of these senior executives or persons at roadshow or other investor presentations and briefings;

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(ii)	(provision of copies and drafts) providing advanced copies of drafts of the Offer Documents to the Joint Lead Managers for distribution to any prospective co-lead managers, co-managers or Brokers; and

(iii)	(marked copies of Offer Documents) providing copies of the Offer Documents (as lodged on the Lodgement Date) showing all changes from the drafts of the relevant documents provided by the Joint Lead Managers to any Bookbuild participants, other prospective investors, co-lead managers, co-managers or Brokers; and

(iv)	(copies of Offer Documents) providing electronic copies and the number of printed copies of the version of the Offer Documents as the Joint Lead Managers reasonably require from time to time.

4.4	Prospectus

The Company must:

(a)	(preparation) prepare the Prospectus for lodgement and any other Offer Documents in a form and substance approved by the Joint Lead Managers and the Shareholder (acting reasonably) and will obtain the prior written consent of the Joint Lead Managers (not to be unreasonably withheld or delayed) to the form and substance of, and any amendments to, the Offer Documents; and

(b)	(lodgement)

(i)	lodge the Prospectus on the Lodgement Date with ASIC (under section 718 of the Corporations Act);

(ii)	lodge a copy of the Prospectus and all other documents required to be filed with the New Zealand Companies Office on the Lodgement Date; and

(iii)	make the Prospectus (and any Supplementary Prospectus) available on the Company’s offer website as soon as practicable after its lodgement with ASIC; provided that the Prospectus or any Supplementary Prospectus is located behind website screens in a form agreed with the Joint Lead Managers (acting reasonably) which are designed to restrict access to such documents to persons that are in the United States or other relevant jurisdictions where such restricted access is required by law.

4.5	Records

The Company must maintain or procure the maintenance of (and permit the Joint Lead Managers to inspect at any reasonable time) accurate records of:

(a)	the number and copies of all applications received;

(b)	all money banked;

(c)	the processing of applications; and

(d)	the despatch of transaction confirmation statements,

in respect of Offer Shares.

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4.6	Obligations in respect of applications and Compensatory Benefit Plan Letters

(a)	For applications under the Priority Offer, the Company must notify the Joint Lead Managers of the aggregate number of applications received (and the aggregate number of Offer Shares to which those applications relate) once settlement has occurred in respect of the Priority Offer.

(b)	For Compensatory Benefit Plan Letters received under the Rule 701 Placement, the Company must (i) only accept Compensatory Benefit Plan Letters from a maximum of 21 Shareholder Directors and Officers up to a maximum individual amount of US$120,000 and a total aggregate amount of no more than US$5 million; and (ii) notify the Joint Lead Managers of the aggregate number of Compensatory Benefit Plan Letters accepted (and the aggregate number of Offer Shares to which those Compensatory Benefit Plan Letters relate) on or prior to the Rule 701 Offer Closing Date.

4.7	Quotation application

(a)	The Company must, within 7 days of the date of the lodgement of the Prospectus, apply to be admitted to the official list of ASX and for the Offer Shares to be granted quotation on ASX.

(b)	The Company must use its best endeavours to ensure that it is admitted to the official list of ASX and that quotation is granted for all of its ordinary shares, including the Offer Shares, on ASX on or before the Quotation Date and in accordance with the Prospectus.

4.8	Company responsible

Notwithstanding that the Joint Lead Managers have assisted, and may continue to assist, the Company in the preparation of the Offer Documents and in connection with any promotional activities in relation to the Offer, except to the extent required by law, it shall be the final and absolute responsibility of the Company to ensure, and the Company undertakes to ensure, that the Offer Documents and the Public Information (including the contents of any material which has been approved by the Joint Lead Managers) comply in all respects with the relevant provisions of all applicable laws.

4.9	CHESS approval

The Company must use its best endeavours to ensure that all of its ordinary shares, including the Offer Shares, will be “CHESS approved” (as defined in the Listing Rules) no later than the Quotation Date.

4.10	Despatch of holding statements

The Company must despatch requisite statements as to uncertificated holdings in respect of each issued Offer Share in accordance with all applicable laws and the Timetable.

5	Bookbuild and Conduct of the Offer

5.1	Timing of the Bookbuild

The Joint Lead Managers must, beginning at 10.00am on the Bookbuild Opening Date and continuing until 4.00pm on the Bookbuild Closing Date (or as otherwise agreed between the Company, the Shareholder and the Joint Lead Managers, acting reasonably) conduct the Bookbuild by using reasonable endeavours to procure bids for the Institutional Shares from Institutional Investors via the Bookbuild.

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5.2	Number of Offer Shares and Offer Price

(a)	The number of Offer Shares will be determined prior to the opening of the Bookbuild by mutual agreement between the Joint Lead Managers and the Shareholder, in consultation with the Company. Prior to the opening of the Bookbuild, the Shareholder (after consulting with the Joint Lead Managers) will decide whether to implement the aftermarket stabilisation activities referred to in the Stabilisation Manager Agreement and, for the avoidance of doubt, the number of Offer Shares will include the shares offered as part of any over-allotment and market stabilisation arrangements. The parties acknowledge that the number of Offer Shares must be within the range set out in the Prospectus.

(b)	The Institutional Price will be determined following the Bookbuild on the Bookbuild Closing Date by mutual agreement between the Joint Lead Managers and the Shareholder, in consultation with the Company.

(c)	Subject to clause 2.7, the parties acknowledge that the Institutional Price may be set above, within or below the price range set out in the Prospectus, provided however that the Retail Price will not exceed the top of the price range set out in the Prospectus.

5.3	Allocation of Offer Shares

(a)	Following the close of the Bookbuild on the Bookbuild Closing Date, the Joint Lead Managers and the Shareholder must, in consultation with the Company, determine the allocation of the Offer Shares to participants within the Priority Offer, Institutional Offer and Broker Firm Offer but noting that the Joint Lead Managers have the right to allocate a lower number of Offer Shares than bid for by any Broker under the Broker Firm Offer or Institutional Investor under the Institutional Offer (including no Offer Shares at all), if, with respect to an Institutional Investor or Broker, the Joint Lead Managers are not prepared (acting reasonably) to accept the credit risk of that bidding Institutional Investor or Broker for the amount bid for.

(b)	The Joint Lead Managers must use their reasonable endeavours to assist the Company to ensure that the spread of shareholders following Completion will satisfy the Listing Rule requirements for ASX listing.

(c)	The parties confirm that the Brokers who participated in the Broker Firm Offer, subject to any contractual arrangement with the Joint Lead Managers, have sole and absolute discretion to determine the identity of, and allocations to, their private clients, provided that those clients are Retail Investors.

5.4	Successful Completion of the Bookbuild

The Bookbuild will be taken to have reached “Successful Completion” if:

(a)	(price and allocation) following conclusion of the Bookbuild process, the Institutional Price has been determined in accordance with clause 5.2 and the allocation matters referred to in clause 5.3 have been determined under that clause; and

(b)

(take up) binding and bona fide offers have been received under the Institutional Offer for a number of Shares under the Institutional Offer which are capable of acceptance and will, if accepted, result in the formation of agreements for the

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allotment at the Institutional Price of a number of Shares which, when aggregated with the number of Shares to be allotted under the Priority Offer and the Broker Firm Offer, will equal or exceed the number of Offer Shares.

5.5	Acceptance of Valid Applications

The Company must accept all Valid Applications and all duly completed and executed Compensatory Benefit Plan Letters, as applicable, lodged for the Offer Shares:

(a)	by applicants and Shareholder Directors and Officers to whom the Offer was made; and

(b)	by or on behalf of the Joint Lead Managers under clause 7.1.

However, the parties acknowledge and agree that Offer Shares to which Valid Applications relate may be scaled back or rejected as a result of the allocations of Offer Shares made under clause 5.3.

The Company must comply with section 722 in respect of application money received by the Company or the Registry under the Offer.

5.6	Purchase and resale of Offer Shares in the U.S. Offer

Offer Shares offered and sold to persons reasonably believed to be QIBs as part of the U.S. Offer will be purchased for the purpose of Rule 144A on the Settlement Date by certain of the Joint Lead Managers and/or one or more of their respective Affiliates and resold to the initial purchasers thereof. The Company must register the Offer Shares sold to QIBs as part of the U.S. Offer in such names as the Joint Lead Managers request and deliver such Offer Shares through the facilities of CHESS into the accounts specified by the Joint Lead Managers.

6	Allotment and settlement

6.1	Allotment

(a)	Subject to clause 6.1(b) and clauses 5.2 and 5.3, the Company must take by 5.00pm on the Settlement Date all necessary and appropriate steps to allot all of the Offer Shares by 1.00am on the day immediately after the Settlement Date to:

(i)	persons to whom allocations have been made under clause 5.4; and

(ii)	applicants under the Priority Offer, Broker Firm Offer and Rule 701 Placement,

for which Valid Applications and duly completed and executed Compensatory Benefit Plan Letters (as applicable) under the Priority Offer, the Rule 701 Placement, Broker Firm Offer and the Institutional Offer have been received.

(b)	Where a Joint Lead Manager lodges or causes to be lodged an application for Offer Shares under clause 7.1 within the time period allowed in that clause, the Company must take by 5.00pm on the Settlement Date all necessary and appropriate steps to allot the Offer Shares applied for to the person named in that application by 1.00am on the day immediately after the Settlement Date instead of the person to whom those Offer Shares were originally allocated under clause 5.3.

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6.2	Settlement

(a)	Settlement of the allocation of the Offer Shares must take place on the Settlement Date and:

(i)	in respect of the Priority Offer and Rule 701 Placement, the Registry will manage settlement on behalf of the Company; and

(ii)	in respect of the Institutional Offer and the Broker Firm Offer, the Joint Lead Managers or one of their respective Affiliates will act as a broker under the CHESS Rules and manage settlement on behalf of the Company with respect to the Institutional Offer and the Broker Firm Offer on a DvP basis in accordance with the CHESS Rules.

(b)	The Company must take all necessary and appropriate steps in connection with settlement as directed by the Joint Lead Managers (acting reasonably), including in the case of the Company issuing Allocation Interests in respect of the relevant Offer Shares to the Joint Lead Managers or any of their respective Affiliates.

6.3	Transaction confirmation statements and refunds

The Company must despatch transaction confirmation statements in respect of the Offer Shares and refund cheques (if any) in accordance with the Timetable, the Corporations Act and Listing Rules as soon as practicable after the Settlement Date.

7	Settlement support

7.1	Allocation and settlement

Subject to the satisfaction, or waiver by the Joint Lead Managers under clause 3.5, of each of the conditions precedent in clause 3.2, where a person to whom Institutional Shares are allocated under the Institutional Offer pursuant to clause 5.3 or a Broker to whom Offer Shares are allocated under the Broker Firm Offer pursuant to clause 5.3 has failed to settle by 4.00pm on the Settlement Date, each Joint Lead Manager must lodge, or procure the lodgement of, its Respective Proportion of application monies (and applications, if the Joint Lead Managers require the relevant Offer Shares to be allotted to persons other than the original applicant as referred to in clause 6.1(b)) for all of the Offer Shares allocated to that person, at or before 5.00pm on the Settlement Date.

7.2	Assignment of contractual rights

(a)	Subject to the Joint Lead Managers performing their obligations under clause 7.1, the Company must assign to the relevant Joint Lead Manager all its contractual rights and recourses it may have against any defaulting person allocated Offer Shares under the Institutional Offer pursuant to clause 5.3 (including the rights to require payment of the Institutional Price for the Institutional Shares or, alternatively, to terminate the contract to issue the relevant Institutional Shares to the relevant investor and instead issue them to the relevant Joint Lead Manager or any person nominated by them) and the Broker Firm Offer pursuant to clause 5.3, which contractual rights and recourse may arise by reason of that person’s failure to settle on the Settlement Date in respect of the Offer Shares allocated to it under the Institutional Offer pursuant to clause 5.3.

(b)	If the Company is unable to assign to the relevant Joint Lead Manager all of its contractual rights and recourse referred to in this clause 7.2, the Company undertakes that it will assign these rights when it is legally able to do so.

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8	Due Diligence Investigations

8.1	Responsibilities of the Company

(a)	Until Completion, the Company must:

(i)	continue to make all enquiries as are reasonable; and

(ii)	conduct due diligence in accordance with the Due Diligence Planning Memorandum,

to ensure that:

(iii)	there are no omissions from the Prospectus of material required by the Corporations Act, the Listing Rules, the NZ Securities Laws and other applicable laws and that the statements included in the Prospectus are not, and do not become, misleading or deceptive;

(iv)	the Due Diligence Committee is made aware as soon as practicable of any new circumstance that has arisen since the Prospectus was lodged with ASIC that would have been required by the Corporations Act to be included in the Prospectus if it had arisen before the Prospectus was lodged with ASIC; and

(v)

(A)	the preliminary U.S. Offering Memorandum does not, as of its date, and the final U.S. Offering Memorandum will not, as of its date;

(B)	the Pricing Disclosure Package will not, as of the Applicable Time;

(C)	the final U.S. Offering Memorandum and the Pricing Disclosure Package will not, as of the Settlement Date; and

(D)	the preliminary Rule 701 Placement Memorandum did not, as of its date, and (when taken together with the information described in clause (b) of the definition of Pricing Disclosure Package) will not, as of the Applicable Time, and the final Rule 701 Placement Memorandum will not, as of the Settlement Date, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)	Until Completion, the Shareholder must continue to conduct due diligence in accordance with its role as described in the Due Diligence Planning Memorandum.

8.2	Due Diligence Committee and Due Diligence Documents

The Company must:

(a)	maintain and continue the operations of the Due Diligence Committee to assist in complying with their obligations under clause 8.1; and

(b)	at any time provide the Joint Lead Managers with full and free access to, and on request, copies of the Due Diligence Report and all materials and documents used

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or created in connection with the Due Diligence Process, on receipt of reasonable notice from the Joint Lead Managers, and the Company must maintain those materials and documents.

8.3	Access to premises, books and records

Notwithstanding clause 8.2, the Company agrees to allow the Joint Lead Managers and their respective officers, employees and advisers reasonable access to the premises, books and records of the Group and reasonable access to the Company’s officers, directors and employees at all reasonable times:

(a)	before Completion; or

(b)	during or in preparation for any Enquiry in relation to the Offer or any of the Offer Documents, irrespective of whether the Enquiry occurs before or after Completion,

to enable the Joint Lead Managers to obtain any information about any matters which the Joint Lead Managers or Indemnified Parties reasonably require in relation to the Offer or any of the Offer Documents or this agreement.

8.4	Assistance

The Company must provide any information, assistance and facilities, or maintain records, which the Joint Lead Managers reasonably require from time to time for the purposes of clauses 8.2 and 8.3, for the period or periods specified in the relevant clause, during the life of any relevant Enquiry, or 7 years from Completion, whichever is the later.

8.5	Privilege

If the provision of any access, information, assistance and facilities contemplated by clauses 8.2 to 8.4 would in the reasonable opinion of legal advisers to the Company lead to a loss of legal professional privilege:

(a)	the Company must notify the Joint Lead Managers of that fact and use its best endeavours to identify and then employ a method for providing maximum access, information, assistance or facilities to the Joint Lead Managers without the loss of legal professional privilege;

(b)	if the Company considers that any access, information, assistance or facilities cannot be provided under clause 8.4, it must obtain an opinion from a reputable senior counsel to confirm that the access, information, assistance or facilities could not be made without the risk of loss of legal professional privilege;

(c)	the Company may withhold any access, information, assistance or facilities in order to prevent the loss of any legal professional privilege only if it has first complied with paragraphs (a) and (b); and

(d)	the Joint Lead Managers must comply with any reasonable steps identified by the Company under paragraph (a) to preserve any legal professional privilege.

8.6	Supplementary Prospectus and Supplementary U.S. Offer Documents

(a)

If the Company, the Shareholder or any of the Joint Lead Managers reasonably forms the view or becomes aware of any matter that would require the Company to lodge a Supplementary Prospectus with ASIC or in compliance with the NZ Securities Laws, the Company, the Shareholder or that Joint Lead Manager must immediately notify the other parties of that matter and the Company must, as soon

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as practicable and in any event within 2 Business Days, in compliance with the Corporations Act and the NZ Securities Laws, lodge a Supplementary Prospectus with ASIC and the New Zealand Companies Office in a form and substance approved in writing by the Joint Lead Managers (such consent not to be unreasonably withheld or delayed). The Company must immediately take all actions in respect of the Supplementary Prospectus as may be reasonably required by the Joint Lead Managers.

(b)	Prior to, or concurrently with, the lodgement of a Supplementary Prospectus or if the Company, the Shareholder or any of the Joint Lead Managers forms the view or becomes aware of any matter that would cause any of the preliminary or final U.S. Offer Documents to contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company must amend or supplement the preliminary or final U.S. Offer Documents (as applicable), in form and substance approved in writing by the Joint Lead Managers if necessary so that such U.S. Offer Documents do not at the Applicable Time, and at any other time up to and including the Settlement Date will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(c)	Any Supplementary Prospectus must also be despatched by the Company to all recipients of the Offer Documents of which the Company and the Joint Lead Managers are aware, within 3 Business Days of its lodgement.

(d)	Any notification or approval given in respect of this clause 8.6 is given without prejudice to the rights of the Joint Lead Managers to Terminate under clauses 3.4 or 12.

8.7	Information provided

(a)	The Company and the Shareholder agree and acknowledge that the Joint Lead Managers will use and rely on information provided by the Company and the Shareholder and their Representatives (including financial and accounting information) in performing their obligations under this agreement without having independently verified the information and that the Joint Lead Managers do not assume responsibility for the accuracy or completeness of the information or any other information on which they may each rely in connection with this agreement.

(b)	The Company and the Shareholder will inform the Joint Lead Managers promptly if they become aware that any information released by them or on their behalf to the Joint Lead Managers is not or ceases to be true, accurate, complete and not misleading or does not or ceases to comply with applicable laws.

9	Representations and warranties

9.1	Representations and warranties by the Company

The Company represents and warrants, and where applicable undertakes, to each of the Joint Lead Managers that:

(a)	(power) it has the full capacity and power to enter into and comply with all the terms and conditions of this agreement;

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(b)	(authorisations) all approvals and authorities that may be required to permit it to enter into this agreement and to perform its obligations under this agreement in accordance with its terms and enable it and each other Group Member to carry on their respective businesses have been obtained and remain valid and subsisting;

(c)	(validity of obligations) this agreement is a valid and binding obligation on it, enforceable against it in accordance with the terms of this agreement;

(d)	(status) it is a company limited by shares, validly existing under the laws of its place of incorporation;

(e)	(compliance) the Offer and the content and dissemination of the Offer Documents complies with the Corporations Act, NZ Securities Laws, the Listing Rules, regulations and, except in respect of matters as set forth in clause (pp) (in respect of which the Company makes representations and warranties as set forth therein), all other applicable laws (including the ASIC Modifications and ASX Waivers);

(f)	(Offer Documents and Public Information):

(i)	at the time of its publication and at all times before Completion there will be no omissions from any Offer Document (other than the U.S. Offer Documents) and any Public Information of material required by the Corporations Act or NZ Securities Laws;

(ii)	at the time of its publication and at all times before Completion the Offer Documents (other than the U.S. Offer Documents) and the Public Information will not contain:

(A)	any statements which are misleading or deceptive (including, without limitation, misleading statements within the meaning of section 728(2) or false or misleading statements within the meaning of section 1041E);

(B)	anything likely to deceive, mislead, or confuse with regard to any particular that is material to the offer of securities to which it relates under section 38B of the NZ Securities Act; or

(C)	a statement that is untrue under section 58 of the NZ Securities Act;

(iii)	the issue and distribution by, or on behalf of, the Company and, distribution by the Joint Lead Managers, of the Offer Documents (other than the U.S. Offer Documents) and the Public Information did not, and will not, constitute conduct by any person which is misleading or deceptive, or likely to mislead or deceive;

(iv)	any statement of opinion or belief contained in any Offer Document (other than the U.S. Offer Documents) or any Public Information was (at the time made) and is truly and honestly held by that person and the maker of the statement has reasonable grounds for holding the opinion or the belief; and

(v)	there were (at the time made) and are reasonable grounds for the making of all statements contained in the Offer Documents (other than the U.S. Offer Documents) and Public Information;

(g)	(U.S. Offering Memorandum and Rule 701 Placement Memorandum):

(i)

(A)	the preliminary U.S. Offering Memorandum did not, as of its date, and the final U.S. Offering Memorandum will not, as of its date;

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(B)	the Pricing Disclosure Package will not, as of the Applicable Time;

(C)	the final U.S. Offering Memorandum and Pricing Disclosure Package will not, as of the Settlement Date; and

(D)	the preliminary Rule 701 Placement Memorandum did not, as of its date, and (when taken together with the information described in clause (b) of the definition of Pricing Disclosure Package) will not, as of the Applicable Time, and the final Rule 701 Placement Memorandum will not, as of the Settlement Date, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)	each Offeror Written Communication does not conflict and will not conflict with the information contained in the U.S. Offer Documents, and each Offeror Written Communication, when taken together with the Pricing Disclosure Package as of the Applicable Time, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(iii)	all forecasts, expressions of opinion, belief, intention or expectation expressed in the preliminary and final U.S. Offer Documents are made after due and careful consideration in good faith and based on reasonable assumptions, when taken as a whole;

(h)	(financial information)

(i)	the pro forma historical consolidated statements of comprehensive income for the years ended 31 December 2011, 2012 and 2013, the pro forma historical consolidated statements of financial position as at 31 December 2011, 2012 and 2013, and the pro forma historical consolidated statements of cash flows for the years ending 31 December 2011, 2012 and 2013 (together, the Pro Forma Historical Financial Information), included in the Offer Documents present fairly in all material respects the financial position of the Group as of the dates shown, and the results of operations and cash flows, as if the pro forma adjustments (as set out in section 7.6.1 of the Prospectus) had been in place as of such date. The Pro Forma Historical Financial Information has been prepared in accordance with applicable laws including the recognition and measurement principles of the Australian Accounting Standards (Australian Accounting Standards are the same as International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and other mandatory financial reporting requirements in Australia, and the basis of preparation as set out in section 7.2.2 in the Prospectus has and assumptions set out in the notes to the Pro Forma Historical Financial Information and pro forma adjustments have been applied on a consistent basis throughout the periods involved. The assumptions used in preparing the Pro Forma Historical Financial Information included in the Offer Documents provide a reasonable basis for presenting the effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial information amounts;

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(ii)	the Directors’ pro forma forecast consolidated statement of comprehensive income for the year ending 31 December 2014 and the Directors’ statutory forecast profit before tax for the year ending 31 December 2014 (together the Forecast Financial Information) included in the Offer Documents:

(A)	were made after due and careful inquiry using reasonable assumptions and in light of the requirements of ASIC Regulatory Guide 170; and

(B)	have been properly compiled on the basis described therein;

(iii)	the Forecast Financial Information set forth in the Offer Documents presents such information fairly on the basis referred to therein and has been compiled on a basis consistent with that of the Pro Forma Historical Financial Information of the Group included in the Offer Documents;

(iv)	the pro forma summary data set out in the Offer Documents presents fairly on the basis referred to therein and has been compiled on a basis consistent with that of the Pro Forma Historical Financial Information included in the Offer Documents; and

(v)	the audited financial statements included in the U.S. Offering Memorandum present fairly the financial position of Genworth Financial Mortgage Insurance Finance Pty Ltd as of the dates shown and the results of operations and cash flows for the periods shown in accordance with the applicable laws including the recognition, measurement and disclosure principles prescribed by A-IFRS and other mandatory financial reporting requirements in Australia and the basis of preparation set out in the notes to those statements, applied on a consistent basis throughout the periods involved;

(i)	(events since last accounts date) no Group Member has sustained since the date of the latest audited financial statements included in the Offer Documents any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus and the U.S. Offer Documents; and, since the respective dates as of which information is given in the Prospectus and the U.S. Offer Documents, there has not been any change in the capital stock or long term debt of any Group Member, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of any Group Member, otherwise than as set forth or contemplated in the Prospectus and the U.S. Offer Documents;

(j)	(conduct) it has not engaged in, and will not engage in, conduct that is misleading or deceptive or which is likely to mislead or deceive in connection with the issue and distribution of the Offer Documents or the Public Information or the making of the Offer;

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(k)	(disclosure) the information contained in the Offer Documents (excluding the U.S. Offer Documents), the information supplied to the Joint Lead Managers (including prior to the date of this agreement) by or on behalf of the Company in relation to the Due Diligence Process or otherwise provided in relation to the Offer or the Group and the disclosures in the Due Diligence Report was:

(i)	(at the time of supply) and will be when provided in its final form, true, complete and accurate; and

(ii)	not (at the time of supply) and will not be when provided in its final form, misleading or deceptive (including by omission);

(l)	(ongoing due diligence) the Company has conducted and will continue until Completion to conduct the Due Diligence Process in accordance with the Due Diligence Planning Memorandum, including to make all reasonable enquiries to ensure that there are no omissions from the Offer Documents (other than the U.S. Offer Documents) and that the statements included in the Offer Documents (other than the U.S. Offer Documents) are true and not misleading or deceptive in any respect, and do not become misleading or deceptive in any respect and do not constitute conduct by any person which is misleading or deceptive;

(m)	(no insolvency) neither the Company nor any other Group Member is Insolvent and there is no act which has occurred or any omission made which may result in any of the Company or another Group Member becoming Insolvent;

(n)	(Closing Certificates) the Closing Certificates it gives to the Joint Lead Managers will be true and correct and not misleading or deceptive and contain no omissions as at the date the Closing Certificate is given;

(o)	(Offer Shares) the Offer Shares will:

(i)	be fully paid and duly and validly authorised and issued on the terms and conditions set out in the Prospectus;

(ii)	be free from all Encumbrances, other than those provided for in the Company’s constitution and as fully disclosed in the Offer Documents;

(iii)	have no restriction on their transfer in the manner contemplated by the Offer, the Offer Documents and this agreement;

(iv)	conform to the description of the Offer Shares contained in the Offer Documents; and

(v)	have the rights set out in the Company’s constitution;

(p)	(future matters) each statement in any of the Offer Documents and Public Information relating to the Offer released on, or following the initial distribution of the Offer Documents, that relates to a future matter (including prospective financial information), and each expression of opinion, belief, expectation, intention or policy in the Offer Documents, and Public Information in relation to the Offer released on or following the initial distribution of the Offer Documents, was made on reasonable grounds and after due and careful enquiry in good faith using assumptions believed by the management and the directors of the Company to be reasonable;

(q)	(no breach) it is not in breach of, and has not since the initial distribution of the Offer Documents been in breach of, any provision of:

(i)	the Corporations Act or NZ Securities Laws (as varied by any modification or exemption);

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(ii)	except in respect of matters as set forth in clause (pp) (in respect of which the Company makes representations and warranties as set forth therein), any other law to which the Company is subject or any order of any Governmental Agency that is binding on it;

(iii)	the Listing Rules, including, to the knowledge of the Company, on a prospective basis (except where compliance has been waived, or as modified, by ASX);

(iv)	its constitution;

(v)	any legally binding requirement of ASIC, APRA, ASX or FMA (including any ASIC Modification and ASX Waiver); and

(vi)	any other undertaking or instrument or authorisation or court or administrative order binding on it (or any Group Member);

(r)	(no contravention) neither the execution or performance of this agreement including carrying out by the Company of the transactions (or any of them) that this agreement contemplates, does or will contravene:

(i)	the Corporations Act or the NZ Securities Laws;

(ii)	except in respect of matters as set forth in clause (pp) (in respect of which the Company makes representations and warranties as set forth therein), any other law to which the Company is subject or any order of any Governmental Agency that is binding on it;

(iii)	the Listing Rules, including, to the knowledge of the Company, on a prospective basis (except where compliance has been waived, or as modified, by ASX);

(iv)	its constitution;

(v)	any legally binding requirement of ASIC (including any policy or class order of ASIC and any ASIC relief or modification obtained by it in connection with the Offer) or ASX; or

(vi)	any other agreement, undertaking or instrument or authorisation or court or administrative order binding on it (or any Group Member);

(s)	(litigation) except as disclosed in the Prospectus and the U.S. Offer Documents, the Company and any Subsidiary are not involved in, and none of their properties are subject to, any litigation, arbitration, administrative or government proceeding or investigation relating to claims or amounts which, individually or in the aggregate, would have a Material Adverse Effect and, to the knowledge of the Company, no such litigation, arbitration, administrative or governmental proceeding or investigation is pending or threatened;

(t)	(Material Contracts) each Group Member:

(i)	has full power to enter into and comply with all contracts which are material to the business of the Group (including the Material Contracts) and those contracts are binding and enforceable by the relevant Group Member in accordance with their terms;

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(ii)	has not received notice of any cancellation, termination or failure to renew any of the contracts referred to in paragraph (i) above, which would individually or in the aggregate have a Material Adverse Effect; and

(iii)	is not in breach in any material respect under any of the contracts referred to in paragraph (i) above and nothing has occurred which is, or with giving of notice, lapse of time, satisfaction of some other condition, or any combination of these, constitutes an event (whatever called) which causes or enables termination or rescission of, any of those contracts;

(u)	(Authorisations)

(i)	except as disclosed in the Prospectus and the U.S. Offer Documents, the Company holds all Authorisations necessary to the conduct of its business; and

(ii)	all of the Authorisations are in full force and effect and not liable to be revoked or not renewed unless otherwise disclosed in the Prospectus and the U.S. Offer Documents or unless the revocation or non renewal could not reasonably be expected to result in a Material Adverse Effect;

(v)	(business of the Company) from the date of the initial distribution of the Offer Documents until 180 days following Completion, the Company and any Group Member have and will carry on their business in the ordinary course or as otherwise disclosed in the Prospectus and the U.S. Offer Documents and have not and will not dispose or agree to dispose of the whole or any material part of their business or their property without the prior written consent of the Joint Lead Managers (such consent not to be unreasonably withheld or delayed);

(w)	(eligible for listing) subject to successful completion of the Offer, the Company is eligible under the Listing Rules and other requirements of ASX to be listed on ASX and will not breach the Listing Rules in relation to the making of the Offer;

(x)	(constitution) the Company’s constitution complies with the Listing Rules and the requirements of ASX for the purpose of it being admitted to the official list of ASX;

(y)	(insurance):

(i)	it is a beneficiary of policies issued by insurers of recognised financial responsibility against relevant losses and risks and in amounts as are prudent and customary in the businesses in which it is engaged;

(ii)	all policies of insurance insuring it or its businesses, assets, employees, officers and directors are in full force and effect in all material respects;

(iii)	it is in compliance with the terms of those policies in all material respects; and

(iv)	there are no claims by it under any insurance policy as to which any insurance company is denying liability or defending under a reservation of rights clause which is required to be paid by it will, or is likely to, have a Material Adverse Effect which has not been disclosed in the Prospectus and the U.S. Offer Documents;

(z)

(entitlement) except as set out in the Prospectus and the U.S. Offer Documents, no person holds or has any right to subscribe for, or to receive or to be issued any shares, options to subscribe for shares in the capital of the Company or any other

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securities convertible or exchangeable into equity in the Company and the Company has not issued, or agreed to issue, and will not issue, or agree to issue shares, options or other securities to any person.

(aa)	(dividends and distributions) except as set out in the Prospectus and the U.S. Offer Documents all dividends and other distributions declared and payable on the Ordinary Shares may, under the current laws and regulations of the Commonwealth of Australia, be paid in Australian currency that may be converted into foreign currency that may be freely transferred out of the Commonwealth of Australia, and all such dividends and other distributions paid in respect of Ordinary Shares and to holders thereof who are not residents of Australia will not be subject to withholding or other taxes (referable to the payment of the dividend or other distribution) under the laws and regulations of the Commonwealth of Australia, or any political subdivision or taxing authority thereof or therein and are otherwise free and clear of any other tax, duty, withholding or deduction (referable to the payment of the dividend or other distribution) in the Commonwealth of Australia, or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any government authorisation in the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein, and any dividends forecast in the Offer Documents to be declared and paid in the period ending 31 December 2014 will comply with APRA guidelines;

(bb)	(independent accountants) to the knowledge of the Company, KPMG, who have certified certain financial statements of the Group included in the U.S. Offer Documents and have reviewed the financial information in the Prospectus, are independent certified public accountants with respect to the Company as required under APES 110, Code of Ethics for Professional Accountants issued by the Accounting Professional and Ethical Standards Boards and the Corporations Act;

(cc)	(anti-money laundering) the operations of the Group are and have been conducted at all times in compliance in all material respects with the applicable financial record keeping and reporting requirements imposed by law or regulation and in compliance in all material respects with the money laundering statutes of all jurisdictions in which the Group operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, the Money Laundering Laws); and no action, suit or proceeding by or before any court or Government Agency, authority or body or any arbitrator involving the Group with respect to the Money Laundering Laws that could reasonably be expected to have a material adverse effect is pending or, to the knowledge of the Company, threatened;

(dd)	(OFAC) no Group Member and, to the knowledge of the Company, no director, officer, agent, employee or Affiliate of any Group Member that the Company controls is currently subject to any sanctions administered by the United States Government including without limitation the Office of Foreign Assets Control of the U.S. Department of Treasury (OFAC) or other relevant sanctions authorities; and the Company will not directly or indirectly use the proceeds of the Offer, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC;

(ee)	(no bribery) no Group Member and, to the knowledge of the Company, no director, officer, agent or employee of any Group Member has:

(i)	used any corporate funds of any Group Member for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

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(ii)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of any Group Member; or

(iii)	made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment,

in each case, in violation of any applicable law in Australia or any other applicable law, including, but not limited to the United States Foreign Corrupt Practices Act of 1977;

(ff)	(brokers’ fees and commissions) except as disclosed in the Prospectus and the U.S. Offer Documents or otherwise contemplated under this agreement, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company, the Shareholder or the Joint Lead Managers for a brokerage commission, finder’s fee or other like payment in connection with the Offer; and

(gg)	(foreign private issuer) the Company is, and after giving effect to the offering and allocation of the Offer Shares will be, a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act, and the Company is not subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act;

(hh)	(no substantial U.S. market interest) there is no “substantial U.S. market interest” (as defined in Rule 902(j) under the U.S. Securities Act) in the Offer Shares or any security of the same class or series as the Offer Shares;

(ii)	(no directed selling efforts) with respect to those Offer Shares sold in reliance on Regulation S, none of the Company, any of its Affiliates that it controls nor any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has engaged or will engage in any “directed selling efforts” (as that term is defined in Rule 902(c) under the U.S. Securities Act) in the United States;

(jj)	(Rule 144A eligibility) when the Offer Shares are issued and delivered pursuant to this agreement, the Offer Shares will not be of the same class (within the meaning of Rule 144A(d)(3) under the U.S. Securities Act) as securities which are listed on a national securities exchange registered under section 6 of the U.S. Exchange Act or quoted in a U.S. automated inter-dealer quotation system and the Offer Shares are eligible for resale pursuant to Rule 144A;

(kk)	(no general solicitation or general advertising) none of the Company, any of its Affiliates that it controls or any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has solicited offers for, or offered or sold, or will solicit offers for or offer or sell, the Offer Shares in the United States by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(a)(2) of the U.S. Securities Act;

(ll)

(integration) none of the Company, any of its Affiliates that it controls or any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has, directly or indirectly, solicited any offer to buy or offered to sell or sold, and they will not, directly or indirectly, solicit any

Gilbert + Tobin	page | 23

offer to buy or offer to sell or sell, in the United States any securities of the Company which is or would be integrated with the sale of the Offer Shares in a manner that would require the Offer Shares to be registered under the U.S. Securities Act;

(mm)	(PFIC) the Company does not expect to be classified as a “passive foreign investment company” within the meaning of section 1297 of the United States Internal Revenue Code of 1986, as amended, as of the end of its most recent taxable year, or for its current taxable year;

(nn)	(investment company) the Company is not registered and is not, and immediately after giving effect to the offering of the Offer Shares and the application of the net proceeds therefrom will not be, required to register as an “investment company”, as such term is defined in the U.S. Investment Company Act of 1940;

(oo)	(Rule 144A(d)(4) information requirement) for so long as any Offer Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act, the Company will at any time when it is not subject to section 13 or 15(d) of the Exchange Act and is not exempt from reporting under the Exchange Act pursuant to Rule 12g3-2(b) thereunder, for the benefit of holders from time to time of such “restricted securities”, furnish, upon request and at the Company’s expense, to holders in the United States of Offer Shares and prospective purchasers of Offer Shares in the United States designated by any holder, information satisfying the requirements of Rule 144A(d)(4)(i) under the U.S. Securities Act;

(pp)	(no U.S. Securities Act registration required) subject to compliance by the Joint Lead Managers with their obligations referred to under clauses 9.3(e) to 9.3(h), and the accuracy of the equivalent representations and warranties of any co-lead manager or co-manager in the agreements appointing them as syndicate members, it is not necessary in connection with (i) the initial offer, sale and delivery of the Offer Shares by the Company, (ii) the initial offer, resale and delivery of the Offer Shares by the Joint Lead Managers in the U.S. Offer and (iii) the initial offer, resale and delivery of such Offer Shares by the Joint Lead Managers in connection with the Joint Lead Managers’ settlement support obligations under this agreement, in each case in the manner contemplated by this agreement and the U.S. Offer Documents, to register the Offer Shares under the U.S. Securities Act, it being understood that the Company makes no representation or warranty about any subsequent resale of the Offer Shares;

(qq)	(no stabilisation or manipulation) other than as set out in the Stabilisation Manager Agreement, none of the Company nor any of its Affiliates that it controls or any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom it makes no representation or warranty) has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in the stabilisation or manipulation of the price of the Offer Shares in violation of any applicable law;

(rr)	(internal controls) the Group has internal controls, processes and structures to safeguard the integrity of the Group’s financial reporting in accordance with Principal 4 of the Australian Securities Exchange’s Principles of Good Corporate Governance and Best Practice Recommendations. The Company is not aware of any material weaknesses in the Group’s internal controls, processes and structures. Since the date of the latest audited financial statements included in the U.S. Offer Documents, there has been no change in the Group’s internal controls, processes and structures that has materially adversely affected, or is reasonably likely to materially adversely affect, the Group’s internal controls;

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(ss)	(internal accounting controls) the Group maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with A-IFRS, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that:

(i)	transactions are executed in accordance with management’s general or specific authorisations;

(ii)	transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;

(iii)	access to assets is permitted only in accordance with management’s general or specific authorisation;

(iv)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(v)	regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group that could have a Material Adverse Effect on the Group’s financial statements

(tt)	(no stamp and transfer taxes) no stamp or other issuance or transfer taxes or duties are payable by or on behalf of the Joint Lead Managers to any Australian Governmental Agency or any political subdivision or taxing authority thereof or therein in connection with the execution, delivery and performance of this agreement and the Offer, issuance (where applicable) and delivery by the Company of the Offer Shares to be issued by the Company in accordance with the terms of this agreement to or for the account of the Joint Lead Managers, or the sale and delivery outside the Commonwealth of Australia by the Joint Lead Managers to the initial purchasers thereof in the manner contemplated herein;

(uu)	(taxation) each Group Member has filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not, individually or in the aggregate, result in a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that would not, individually or in the aggregate, result in a Material Adverse Effect;

(vv)	(regulatory capital) each of the Company and its Subsidiaries that is an entity regulated by APRA has, on issue sufficient capital to comply with APRA’s current minimum capital requirements in view of the operations of the Company and its Subsidiaries;

(ww)	(description of the Offer Shares) the statements set forth in Section 9.2 of the Prospectus (and which forms part of the U.S. Offer Documents) relating to the description of Offer Shares, insofar as they purport to describe the provisions of the laws and documents relating to the description of Offer Shares, fairly and accurately summarise those provisions of the laws and documents referred to therein in all materials respects;

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(xx)	(reserves of the Company) the description of the Company’s claims provisions methodology and reserving methodology in the Prospectus and the U.S. Offer Documents; insofar as they purport to summarize the provisions of the laws, documents and other matters discussed therein, are accurate, complete and fair, and since the date of the last audited financial statements included in the Prospectus and the U.S. Offer Documents, as far as the Company is aware and except as set out in the Prospectus and the U.S. Offer Documents, no loss experience has developed which would require to make it appropriate for the Company to alter or modify such methodology;

(yy)	(insurance laws) each of the Company and its Subsidiaries which are required to be organized or licensed as an insurance company or reinsurance company and including an insurance holding company, in its jurisdiction of incorporation (each an “Insurance Subsidiary”) is duly registered, licensed or admitted as an insurer or an insurance holding company (as applicable) in each jurisdiction where it is required to be so licensed or admitted to conduct its business as presently conducted and is in compliance with and conducts its business in conformity with all applicable insurance laws and regulations of its respective jurisdiction of incorporation, except where the failure to be so registered, licensed or admitted would not have a Material Adverse Effect; each of the Company and its Insurance Subsidiaries is in compliance with all applicable insurance statutes and regulations of its respective jurisdiction of incorporation and the insurance laws and regulations of other jurisdictions which are applicable to it, except in each case where the failure to comply would not have, individually or in the aggregate, a Material Adverse Effect, and each of the Company and each Insurance Subsidiary has filed all reports, documents or other information required to be filed under such statutes and regulations of all jurisdictions which are applicable to the Company and the Insurance Subsidiaries, as the case may be, except where the failure to comply or file would not have a Material Adverse Effect;

(zz)	(no change in insurance laws) to the best of the knowledge of the Company, no change in any insurance laws or regulations is pending which could reasonably be expected to be adopted and if adopted, would have, individually, or in the aggregate with all such changes, a Material Adverse Effect, except as set forth or contemplated in the Prospectus and the U.S. Offer Documents;

(aaa)	(reinsurance agreements and contracts in force) except as disclosed in the Prospectus and the U.S. Offer Documents:

(i)	all reinsurance treaties, contracts, agreements and arrangements to which the Company or any of its Subsidiaries is a party and as to which any of them reported recoverables, premiums due or other amounts in its most recent statutory financial statements (other than the reinsurance treaty with Arrow Re which may terminate on 29 October 2013) are in full force and effect, except where the failure of such treaties, contracts, agreements and arrangements to be in full force and effect would not have a Material Adverse Effect, and none of the Company or any of its Subsidiaries is in breach of, or in default in the performance, observance or fulfilment of, any material obligation, agreement, covenant or condition contained therein, which breach or default would, singly or in the aggregate, have a Material Adverse Effect; and

(ii)

neither the Company nor any of its Subsidiaries has received any notice from any other party to any reinsurance treaty, contract, agreement or arrangement that such other party intends not to perform such treaty, contract, agreement or arrangement in any material respect, and the Company and its Subsidiaries have no knowledge that any of the other

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parties to such treaties, contracts, or arrangements will be unable to perform its obligations under such treaty, contract, agreement or arrangement in any material respect, except to the extent:

(A)	the Company or its Subsidiaries have established reserves in their financial statements under such treaty, contract, agreement or arrangement, or

(B)	such non-performance would not have a Material Adverse Effect;

(iii)	the Company and its Subsidiaries have such reinsurance arrangements in place as they believe to be reasonably appropriate and such reinsurance arrangements are in full force and effect, other than as set out in the Prospectus and the U.S. Offer Documents.

Nothing in clauses 9.1(e), 9.1(q) or 9.1(r) above is taken to extend the subject matter of any warranty or representation given in those paragraphs to the payment or receipt of any fees or rebates as contemplated by, or described in, the FoFA No Action Position.

9.2	Representations and warranties by the Shareholder

The Shareholder represents and warrants, and where applicable undertakes, to the Joint Lead Managers that:

(a)	(power) it has the full capacity and power to enter into and comply with all the terms and conditions of this agreement;

(b)	(authorisations) all approvals and authorities that may be required to permit it to enter into this agreement and to perform its obligations under this agreement in accordance with its terms have been obtained and remain valid and subsisting;

(c)	(validity of obligations) this agreement is a valid and binding obligation on it, enforceable against it in accordance with the terms of this agreement;

(d)	(status) it is duly incorporated, validly existing and in good standing under the laws of its place of incorporation;

(e)	(Shareholder Statements) there were (at the time made) and are reasonable grounds for the making of all Shareholder Statements and the Shareholder Statements do not and will not contain:

(i)	any statement which is misleading or deceptive (including, without limitation, misleading statements within the meaning of section 728(2) or false or misleading statements within the meaning of section 1041E);

(ii)	anything likely to deceive, mislead, or confuse with regard to any particular that is material to the offer of securities to which it relates under section 38B of the NZ Securities Act; or

(iii)	a statement that is untrue under section 58 of the NZ Securities Act,

(f)	(U.S. Offer Documents) the Shareholder Statements in the Prospectus and the U.S. Offer Documents, insofar as they purport to summarize the provisions of the laws, documents and other matters discussed therein, accurately and fairly summarise such laws, documents and other matters in all material respects;

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(g)	(no contravention) neither the execution or performance of this agreement by the Shareholder does or will contravene:

(i)	the Corporations Act, the NZ Securities Laws or any other law to which the Company is subject or any order of any Governmental Agency that is binding on it;

(ii)	the Listing Rules, including, to the knowledge of the Shareholder, on a prospective basis (except where compliance has been waived, or as modified, by ASX);

(iii)	its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

(iv)	any legally binding requirement of ASIC or ASX (without limitation, any policy or class order of ASIC and any ASIC relief or modification obtained by it in connection with the Offer (including, any ASIC Modification or ASX Waiver)); or

(v)	any other agreement, undertaking or instrument or authorisation or court or administrative order binding on it (or its Affiliates, other than the Company and any Affiliates of the Company that it controls);

(h)	(anti-money laundering) the operations of the Shareholder are and have been conducted at all times in compliance in all material respects with the applicable financial record keeping and reporting requirements imposed by law or regulation and in compliance in all material respects with the money laundering statutes of all jurisdictions in which the Shareholder operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, the Money Laundering Laws); and no action, suit or proceeding by or before any court or Government Agency, authority or body or any arbitrator involving the Shareholder with respect to the Money Laundering Laws that could reasonably be expected to have a material adverse effect is pending or, to the knowledge of the Shareholder, threatened;

(i)	(OFAC) neither the Shareholder nor, to the knowledge of the Shareholder, any director, officer, agent, employee or Affiliate of the Shareholder (other than the Company and any Affiliates of the Company that the Company controls) is currently subject to any sanctions administered by the United States Government including without limitation OFAC or other relevant sanctions authorities;

(j)	(no bribery) neither the Shareholder nor, to the knowledge of the Shareholder, any director, officer, agent, employee or Affiliate of the Shareholder (other than the Company and any Affiliates of the Company that the Company controls) has:

(i)	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(ii)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or

(iii)	made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment,

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in each case, in violation of any applicable law in Australia or any other applicable law, including, but not limited to the United States Foreign Corrupt Practices Act of 1977;

(k)	(no directed selling efforts) with respect to the Offer Shares sold in reliance on Regulation S, neither the Shareholder, nor any of its Affiliates (other than the Company and any Affiliates of the Company that the Company controls), nor any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has engaged or will engage in any “directed selling efforts” (as that term is defined in Rule 902(c) under the U.S. Securities Act) in the United States;

(l)	(no general solicitation or general advertising) neither the Shareholder nor any of its Affiliates (other than the Company and any Affiliates of the Company that the Company controls) nor any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has offered or sold or will offer or sell the Offer Shares in the United States by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(a)(2) of the U.S. Securities Act;

(m)	(no U.S. Securities Act registration required) subject to compliance by the Joint Lead Managers with their obligations referred to under clauses 9.3(e) to 9.3(h), and the accuracy of the equivalent representations and warranties of any co-lead manager or co-manager in the agreements appointing them as syndicate members, it is not necessary in connection with (i) the initial offer, sale and delivery of the Offer Shares by the Company, (ii) the initial offer, resale and delivery of the Offer Shares by the Joint Lead Managers in the U.S. Offer and (iii) the initial offer, resale and delivery of such Offer Shares by the Joint Lead Managers in connection with the Joint Lead Managers’ settlement support obligations under this agreement, in each case in the manner contemplated by this agreement and the U.S. Offering Memorandum, to register the Offer Shares under the U.S. Securities Act, it being understood that the Shareholder makes no representation or warranty about any subsequent resale of the Offer Shares;

(n)	(integration) neither the Shareholder nor any of its Affiliates (other than the Company and any Affiliates of the Company that the Company controls) nor any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has, directly or indirectly, solicited any offer to buy or offered to sell or sold, and they will not, directly or indirectly, solicit any offer to buy or offer to sell or sell, in the United States any securities of the Company which is or would be integrated with the sale of the Offer Shares in a manner that would require the Offer Shares to be registered under the U.S. Securities Act; and

(o)	(no stabilisation or manipulation) other than as set out in the Stabilisation Manager Agreement (and in accordance with the relevant ASIC Modification or ASX Waiver (as applicable), neither the Shareholder nor any of its Affiliates (other than the Company and any Affiliates of the Company that the Company controls) nor any person acting on behalf of any of them (other than the Joint Lead Managers, any of their respective Affiliates or any person acting on behalf of any of them, as to whom it makes no representation or warranty) has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in the stabilisation or manipulation of the price of the Offer Shares in violation of any applicable law.

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9.3	Representations and warranties by the Joint Lead Managers

Each of the Joint Lead Managers severally represents and warrants to the Company that:

(a)	(status) it is a company limited by shares, validly existing under the laws of its place of incorporation;

(b)	(power) it has the full capacity and power to enter into and comply with all of the terms and conditions of this agreement;

(c)	(authorisations) all approvals and authorities that may be required to permit it to enter into this agreement and to perform its obligations under this agreement in accordance with its terms have been obtained and remain valid and subsisting;

(d)	(validity of obligations) this agreement is a valid and binding obligation on it, enforceable against it in accordance with the terms of this agreement;

(e)	(accredited investor or not a U.S. Person) it is an accredited investor within the meaning of Rule 501(a)(1),(2),(3) or (7) or it is not a U.S. Person;

(f)	(U.S. selling restriction) it acknowledges and agrees that the Offer Shares have not been and will not be registered under the U.S. Securities Act and may only be offered or sold:

(i)	within the United States to:

(A)	persons it reasonably believes to be QIBs in transactions exempt from the registration requirements of the U.S. Securities Act pursuant to Rule 144A under the U.S. Securities Act and in accordance with applicable U.S. state securities laws; or

(B)	Eligible U.S. Fund Managers in reliance on Regulation S under the U.S. Securities Act; and

(ii)	outside the United States in “offshore transactions” (as defined in Rule 902(h) under Regulation S under the U.S. Securities Act),

provided that Offer Shares may also be offered and sold by the Shareholder and the Company solely to Shareholder Directors and Officers under the Rule 701 Placement pursuant to Rule 701;

(g)	(no general solicitation or general advertising) it, its Affiliates and each person acting on behalf of any of them has not solicited offers for or offered to sell or sold, and will not solicit offers for or offer to sell or sell, the Offer Shares in the United States by any form of general solicitation or general advertising within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(a)(2) of the U.S. Securities Act;

(h)	(no directed selling efforts) with respect to those Offer Shares sold in reliance on Regulation S, it, its Affiliates and each person acting on behalf of any of them has not engaged, and will not engage, in any “directed selling efforts” as defined in Rule 902(c) under the U.S. Securities Act in the United States;

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(i)	(stabilisation) other than as set out in the Stabilisation Manager Agreement (and in accordance with the relevant ASIC Modification or ASX Waiver (as applicable), neither it, its Affiliates nor any person acting on behalf of any of them, has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in the stabilisation or manipulation of the price of any of the Company’s securities or the Offer Shares to facilitate the sale or resale of the Offer Shares in violation of any applicable law; and

(j)	(Broker-dealer requirements) all offers and sales of Offer Shares in the United States will be effected through that Joint Lead Manager’s US broker-dealer Affiliate.

9.4	True and correct

Each party further represents and warrants that each of the representations and warranties given by it in this clause 9 is true and correct in every respect as at the date of this agreement and will be so at all times before and on Completion.

9.5	Not affected by investigations

The representations, warranties and undertakings under this agreement are not affected or extinguished by any investigation made by, or on behalf of, the Joint Lead Managers into the affairs of the Shareholder or the Group or by any other event or matter unless:

(a)	the Joint Lead Managers have given a specific written waiver or relief;

(b)	the Company or the Shareholder have disclosed the event or matter relevant to the representations, warranties or undertakings in the Prospectus; or

(c)	the event or matter relevant to the representations, warranties or undertakings occurs, or fails to occur, after the date of this agreement at the express written request or with the express written approval of the Joint Lead Managers.

9.6	Independent construction

Each of the paragraphs and sub-paragraphs set out in clauses 9.1, 9.2 and 9.3 will be construed independently and no paragraph or sub-paragraph will be limited by implications arising from any other paragraph or sub-paragraph.

9.7	Reliance

Each party acknowledges that the other parties are entering into this agreement in reliance on the representations and warranties given to them in this clause 9.

9.8	Knowledge

(a)	References in this agreement to the knowledge or awareness of the Company or the Shareholder shall be taken to be a reference to:

(i)	the actual knowledge or awareness of that party and its directors and:

(A)	in the case of the Company, its senior management; and

(B)	in the case of the Shareholder, its senior management directly involved in the Offer; and

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(ii)	the knowledge or awareness that party or any person in clause 9.8(a)(i) would have after due and careful inquiry in relation to the matter that a reasonable person would have made in the circumstances in order to give that representation or warranty.

(b)	References in this agreement to the knowledge or awareness of the Joint Lead Managers shall be limited to the knowledge or awareness of those persons directly involved in the Offer (subject to information management arrangements as described in section 4.11 of the Due Diligence Planning Memorandum).

10	Undertakings

10.1	Undertakings by the Company

The Company must:

(a)	(notice of breach) promptly after becoming aware, notify the Joint Lead Managers of:

(i)	any breach of any obligation, representation, warranty or undertaking given by it under this agreement;

(ii)	the occurrence of a Termination Event; or

(iii)	the non-satisfaction of any of the conditions in clauses 3.1 or 3.2;

(b)	(breach) not, before Completion, commit, be involved in or acquiesce in any activity which breaches:

(i)	the Corporations Act, the NZ Securities Laws or any other law to which the Company is subject or any order of any Governmental Agency that is binding on it;

(ii)	the Listing Rules (except where compliance has been waived, or as modified by ASX);

(iii)	its constitution;

(iv)	any legally binding requirement of ASIC, ASX, APRA or the FMA (including any ASIC Modification or ASX Waiver); or

(v)	any other agreement, undertaking or instrument or authorisation or court or administrative order binding on it;

(c)	(moratorium) not, without the prior written consent of the Joint Lead Managers (such consent not to be unreasonably withheld or delayed), at any time after the date of this agreement and up to 180 days after Completion:

(i)	allot, or agree to allot, or

(ii)	indicate in any way that it may or will allot, or agree to allot,

any shares or other securities that are convertible or exchangeable into equity, or that represent the right to receive equity, of the Company or any Group Member, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of securities of that type

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however settled, other than pursuant to the Offer, this agreement, or an employee share or option plan, a non-underwritten dividend reinvestment or a bonus share plan described in the Prospectus or a proposed transaction fully and fairly disclosed in the Prospectus;

(d)	(withdrawal) not withdraw the Offer after the Institutional Price is determined pursuant to clause 5.2(b);

(e)	(posting on website) as soon as practicable after the Prospectus or any Supplementary Prospectus is lodged with ASIC, ensure that an electronic copy of that document is available on the Company’s Offer website or that of an Affiliate of the Company, provided such Prospectus or Supplementary Prospectus is located behind website screens (in a form agreed with the Joint Lead Managers (acting reasonably)) restricting access to such documents to persons that are not in the United States or any other relevant jurisdictions where such restricted access is required by law;

(f)	(business) from the date of this agreement until 90 days after Completion, carry on its business, and procure that each Group Member carries on its business in the ordinary course and not dispose (or permit any other Group Member to dispose) of any material part of its (or their) business or property except in the ordinary course or as disclosed in the Prospectus;

(g)	(consent to amendments) promptly notify and obtain the prior written consent of the Joint Lead Managers (such consent not to be unreasonably withheld) to the form and substance of, and any amendments to, the Prospectus or the U.S. Offer Documents;

(h)	(no changes) not, from the date of this agreement until before 90 days following Completion:

(i)	alter the capital structure of the Company;

(ii)	amend the Company’s constitution; or

(iii)	dispose of the Company’s business or property in whole or substantial part,

except with the prior written consent of the Joint Lead Managers (such consent not to be unreasonably withheld or delayed);

(i)	(notifications) give notice to the Joint Lead Managers no later than 1 Business Day, after becoming aware of any of the following:

(i)	ASIC issuing an order (including an interim order) under section 739;

(ii)	ASIC holding a hearing under section 739(2);

(iii)	an application being made by ASIC for an order under Part 9.5 in relation to the Offer, the Prospectus or any Supplementary Prospectus;

(iv)	ASIC commencing any investigation or hearing under Part 3 of the ASIC Act in relation to the Offer, the Prospectus or any Supplementary Prospectus;

(v)	the New Zealand Companies Office or FMA contacts, or gives any notice to, the Company in respect of a matter that has or is likely to have a materially adverse effect on the outcome of the Offer;

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(vi)	any person who has previously consented to the inclusion of its name in the Prospectus or Supplementary Prospectus withdrawing that consent (other than, in a case of a Joint Lead Manager withdrawing its consent, notice to that Joint Lead Manager); or

(vii)	any other Governmental Agency taking an action similar or analogous to those described in clause 10.1(b)(i)-(v).

(j)	(ADR program) not sponsor the creation of any unrestricted depositary receipt facility established or maintained by a depositary bank in respect of the Company’s ordinary shares until 40 days after Completion;

(k)	(prescribed occurrences) until Completion, ensure that none of the events set out in sections 652C(1) or (2) of the Corporations Act occurs in relation to the Group, except as disclosed to the Joint Lead Managers in writing prior to the date of this agreement;

(l)	(correspondence with ASIC, APRA, ASX, NZCO or FMA) provide the Joint Lead Managers with copies of all correspondence from ASIC, APRA, ASX, New Zealand Companies Office or FMA (or any of their respective advisers) to it (or any of its advisers) in connection with the Prospectus, and give the Joint Lead Managers a reasonable opportunity to comment on any correspondence from the Company or the Shareholder (or any of their advisers) to ASIC, APRA, ASX, New Zealand Companies Office or FMA (or any of their respective advisers) in connection with the Prospectus from the date of this agreement until Completion;

(m)	(NZ lodgements) lodge with New Zealand Companies Office an Opt-in Notice Form MRS 01, together with the Prospectus, a copy of any exemption or declaration relevant to the Offer (either generally or specifically) granted by ASIC, a copy of its Constitution and a copy of the requisite warning statement, and otherwise comply with all other requirements to allow the Offer to be made in New Zealand under the NZ Mutual Recognition Regulations;

(n)	(Restriction Agreement) subject to:

(i)	in respect of the Restriction Agreement, the Joint Lead Managers receiving ASIC relief as contemplated by section F of ASIC Regulatory Guide 5 (on terms satisfactory to the Joint Lead Managers); and

(ii)	the Joint Lead Managers having notified the Company that it wishes to enliven the undertaking in this paragraph 10.1(n),

the Company must obtain the prior written consent of the Joint Lead Managers before amending or waiving any requirements of the Restriction Agreement and must strictly enforce the Restriction Agreement in accordance with its terms and any written directions of the Joint Lead Managers;

(o)	(Blue Sky compliance) qualify the Offer Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Joint Lead Managers shall reasonably request and continue such qualifications in effect so long as required for the offering and resale of the Offer Shares; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify; (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(p)	To avoid doubt, nothing in clause 10.1(b) above is taken to extend the subject matter of any undertaking given in that paragraph to the payment or receipt of any fees or rebates as contemplated by, or described in, the FoFA No Action Position.

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10.2	Undertakings by the Company and the Shareholder

(a)	Each of the Company and the Shareholder represents and agrees that, without the prior consent of the Joint Lead Managers, it has not made and will not make any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Offer Shares in the United States (each such communication by the Company, the Shareholder or their agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an Offeror Written Communication) other than:

(i)	the U.S. Offering Memorandum;

(ii)	the Rule 701 Placement Memorandum; and

(iii)	the Pricing Disclosure Package.

(b)	Any Offeror Written Communication as at the date of this agreement is listed in Schedule 10.

(c)	Each of the Joint Lead Managers represents and agrees that, unless it obtains the prior consent of the Company and the Shareholder, it has not made and will not make any written communication that constitutes an offer to sell or solicitation of an offer to buy the Offer Shares in the United States by means other than the U.S. Offering Memorandum or the Pricing Disclosure Package.

10.3	Consultation on publicity

(a)	The Company and the Shareholder will consult with the Joint Lead Managers with respect to public releases and announcements concerning the Offer and any such public releases and announcement must comply with clauses 9.1(ii) and 9.1(kk), clauses 9.2(k) and 9.2(l) and clauses 9.3(g) and 9.3(h).

(b)	No announcements made by the Company or the Shareholder in connection with the Offer may be made without the prior approval of the Joint Lead Managers (such approval not to be unreasonably withheld or delayed) unless such release or announcement is required by law, the Listing Rules or the requirements of the U.S. Securities and Exchange Commission and provided that in any case where such a release or announcement is required by law, the Listing Rules or the requirements of the U.S. Securities and Exchange Commission:

(i)	the Company and the Shareholder must use their reasonable endeavours to provide the Joint Lead Managers with prompt notice of any such requirement and consult with the Joint Lead Managers to the extent practicable in the circumstances prior to making any such release or announcement and consider in good faith any comments of the Joint Lead Managers regarding the form and content of the disclosure; and

(ii)	the Company and the Shareholder must ensure that the release or announcement, as the case may be, will comply with all applicable laws and with the representations in clauses 9.1(ii) and 9.1(kk), clauses 9.2(k) and 9.2(l) and clauses 9.3(g) and 9.3(h).

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10.4	Distribution of Rule 701 Placement Memorandum to Shareholder Directors and Officers

Each of the Company and the Shareholder represents and agrees that it will provide each of the Shareholder Directors and Officers with a copy of the Rule 701 Placement Memorandum, on or prior to the date on which a Compensatory Benefit Plan Letter is provided to each of the Shareholder Directors and Officers.

10.5	Conduct of the Rule 701 Placement

(a)	Each of the Company and the Shareholder represents and agrees that it will only offer and sell Offer Shares in the Rule 701 Placement to Shareholder Directors and Officers and the Company will only issue Offer Shares to Shareholder Directors and Officers that have delivered duly completed and executed Compensatory Benefit Plan Letters.

(b)	Each of the Company and the Shareholder represents and acknowledges that neither the Joint Lead Managers nor any of their affiliates accepts any responsibility or liability in relation to the offer and sale of Offer Shares to Shareholder Directors and Officers in connection with the Rule 701 Placement.

10.6	Initiatives

From the date of this agreement and until Completion, the Company and the Shareholder must keep the Joint Lead Managers promptly and fully informed of all strategies, developments and discussions relevant to the Offer and ensure that no material initiative relevant to the Offer is undertaken without prior consent of the Joint Lead Managers and in accordance with this agreement.

10.7	Acknowledgment

Each party to this agreement acknowledges that the undertaking in clause 10.1(n) does not give the Joint Lead Managers any power to dispose of, or control the disposal of, the shares the subject of the Restriction Agreement, and a breach of clause 10.1(n) will only give rise to a right to damages and not specific performance or an injunction.

11	Fees and Costs

11.1	Joint Lead Manager fees

(a)	On the Settlement Date and subject to the Joint Lead Managers satisfying their obligations under clause 7.1, the Company must pay the Joint Lead Managers in their Respective Proportions out of the Offer Proceeds a selling and management fee equal to:

(i)	2.75% of the Offer Proceeds; less

(ii)	the amount paid under clause 11.2,

in immediately available funds.

(b)	Subject to the Joint Lead Managers satisfying their obligations under clause 7.1, the Company may, in its absolute discretion, pay the Joint Lead Managers in their Respective Proportions an incentive fee of up to 0.5% of the Offer Proceeds in immediately available funds. If the Company determines to pay an incentive fee, the Company will pay such fee as soon as reasonably practicable, and in any case within 5 days, after a request for payment is made by the Joint Lead Managers.

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11.2	Global co-ordinator fee

On the Settlement Date, the Company must pay to [                    ] a global co-ordinator fee of $2,000,000 out of the Offer Proceeds and in immediately available funds.

11.3	Co-lead managers, co-managers and Broker fees

(a)	The Joint Lead Managers must pay any broker firm fees due to any co-managers, co-lead managers and Brokers appointed by them under this agreement. Any other fees or expenses will be borne by the Company and will not be borne by the Joint Lead Managers. The quantum of any such fees or expenses are to be agreed between the Company and the Joint Lead Managers prior to being incurred.

(b)	Each co-lead manager will receive a fee of 1.5% of the amount which is equal to the number of Offer Shares which are allocated to the co-lead manager multiplied by the Retail Price.

(c)	The co-lead managers will also receive 10% of the “Institutional Selling Fee”, where the Institutional Selling Fee is calculated as follows:

A – B – C

Where:

A = 2.75% of an amount equal to the Offer Proceeds;

B = the global co-ordinator fee referred to in clause 11.2

C = any broker firm fees

(the “Co-lead Manager Fee”). The Co-lead Manager Fee will be split evenly amongst the co-lead managers.

11.4	Rebates

(a)	Each Joint Lead Manager agrees that it will only rebate any part of any fee payable to it to a Broker or External Third Party, and the Company authorises the rebate of those fees, in the following circumstances:

(i)	the rebate is paid to the Broker or External Third Party on behalf of the Company;

(ii)	the Broker or External Third Party is authorised to pay on behalf of the Company the rebate amount or a lesser amount per applicable Offer Share, to another External Third Party (i.e., to a Sub Broker) and the Broker or External Third Party authorises the Sub Broker to pay on behalf of the Company the rebate amount or a lesser amount per applicable Offer Share, to another External Third Party who makes a corresponding authorisation (and so on);

(iii)	the rebate is paid to any such Broker or External Third Party in respect of Offer Shares that were allocated to the Broker or External Third Party for allocation to another person (provided that the rebate may still be paid to a Broker or External Third Party to the extent they are unable to allocate all or part of those Offer Shares to other persons); and

(iv)	the amount of the rebate does not exceed 1.5% of the amount which is equal to the number of Offer Shares which are allocated to the Broker or External Third Party multiplied by the Retail Price, except in respect of co-lead managers who are entitled to additional fees as set out in clause 11.3.

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(b)	Without limiting clause 11.4(a), the Company is not liable for the payment of any rebates to any Broker or External Third Party. The Joint Lead Managers are liable for all rebates payable by the Joint Lead Managers to any Broker or External Third Party, which will be paid on the Company’s behalf out of the fees paid to them by the Company.

11.5	Other Costs

The Company must pay, or reimburse the Joint Lead Managers for, the reasonable Costs of and incidental to the Offer, including but not limited to:

(a)	all reasonable Costs (including legal fees and disbursements, Bookbuild expenses and travel and accommodation expenses) in respect of this agreement and any aspect of the Offer (including any aspect arising after Completion);

(b)	reasonable fees of any public relations advisers and printers, any listing, quotation or registration fees, and any reasonable expenses incurred in connection with the qualification of the Offer Shares for issue or sale under the laws of the relevant jurisdictions outside Australia as agreed between the Company and the Joint Lead Managers in which the Offer Shares are offered, issued or sold;

(c)	any stamp duty, transfer taxes, withholding taxes or similar taxes payable in respect of this agreement, the Offer and any other costs in respect of the Offer and the allocation and issue of the Offer Shares (including any DvP or other settlement arrangements); and

(d)	all reasonable Costs (including executive time charged on an hourly basis) in connection with or in respect of any review of the Offer Documents undertaken by ASX, ASIC, APRA or any other regulatory body except where the review relates to the fraud or wilful misconduct of an Indemnified Party or a wilful or reckless breach by a Joint Lead Manager of its AFSL, as soon as reasonably practicable, and in any case within 5 days, after a request for payment or reimbursement is made by the Joint Lead Managers or on Termination, and whether the costs or expenses were or are incurred before or after the date of this agreement or before or after Completion, provided that:

(e)	the Company has received an original invoice or receipt (or other evidence acceptable to the Company, acting reasonably);

(f)	where any single item of Cost is greater than A$10,000 (excluding GST and excluding external legal fees and disbursements), the Joint Lead Managers have obtained the prior written consent of the Company before that Cost is incurred; and

(g)	such total Costs (excluding external legal fees and disbursements) do not exceed A$530,000 (excluding GST) and total external Australian legal expenses do not exceed A$265,000 (excluding disbursements and GST) and total external U.S. legal expenses do not exceed US$645,000 (excluding disbursements, GST and any amounts already invoiced prior to the date of this agreement) without the Company’s prior written consent.

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For the avoidance of doubt, this clause shall in no way affect the Company’s obligations set forth in clause 12, 13 or 14 of this agreement.

11.6	Termination or withdrawal

The obligations of the Company under clause 11.4 are unaffected by Termination or the Offer being withdrawn in relation to any Costs incurred prior to the dates on which those respective events occurred.

11.7	Set-off

The Joint Lead Managers may set-off amounts payable under this clause 11.1(a) against any payment obligations still owed by the Joint Lead Managers or their respective Affiliates to the Company in relation to the Offer. To the extent the obligations of the Company under clause 11 are not fully satisfied by such set-off, the Company will not be relieved of its obligations under clause 11. The Joint Lead Managers must, as soon as practicable and in any event at least two Business Days prior to set-off, give written notice to the Company of any amounts proposed to be set off by the Underwriter pursuant to this clause 11.7, providing supporting evidence.

11.8	Interest

Any amounts due and payable under this agreement by any party for more than 30 days after the date of the invoice, incurs interest at a rate per annum equal to the Reserve Bank of Australia’s overnight cash rate plus 1.00% calculated in arrears on a daily basis on the unpaid amount from the due date until the date payment is received in full.

12	Termination by the Joint Lead Managers

12.1	Termination Events

Subject to clause 12.2, if any of the following events has occurred or occurs at any time from the date of this agreement until on or before the Allotment Date or at any other time as specified below, any Joint Lead Manager may Terminate (without cost or liability to them) by notice in writing to the Company and the Shareholder specifying at least one of the relevant events below:

(a)	(disclosures) a statement in any of the Offer Documents is or becomes misleading or deceptive or is likely to mislead or deceive, or a matter required to be included is omitted from an Offer Document (including, without limitation, having regard to the provisions of Part 6D.2 of the Corporations Act and the NZ Securities Laws) or is likely to deceive, mislead or confuse with regard to any particular that is material to the offer of securities to which it relates under section 38B of the NZ Securities Act or a statement that is untrue under section 58 of the NZ Securities Act);

(b)	(disclosures in the U.S. Offer Documents) in the Joint Lead Manager’s reasonable opinion the U.S. Offer Documents include:

(i)	an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii)	any forecast, expression of opinion, intention or expectation which is not, in all material respects, fair and honest and based on reasonable assumptions, when taken as a whole;

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(c)	(Supplementary Prospectus) the Company issues or, in the reasonable opinion of the Joint Lead Managers, is required to issue, a Supplementary Prospectus to comply with section 719 or to amend or supplement, in any material respect, the U.S. Offer Documents;

(d)	(market fall) at any time the S&P/ASX 200 Index falls to a level that is 85% or less of the level as at the close of trading on the day immediately prior to the date of this Agreement and is at or below that level at the close of trading:

(i)	for 2 consecutive Business Days during any time after the date of this agreement; or

(ii)	on the Business Day immediately prior to either the Settlement Date or the Allotment Date;

(e)	(ratings downgrade) Standard & Poor’s or Moody’s downgrade the Company’s investment grade rating;

(f)	(fraud by the Company) the Company or any of its directors or officers (as those terms are defined in the Corporations Act) engage, or have engaged since the date of this agreement, in any fraudulent conduct or activity whether or not in connection with the Offer;

(g)	*(fraud by the Shareholder) the Shareholder or any of its directors or officers (as those terms are defined in the Corporations Act) engage, or have engaged since the date of this agreement, in any fraudulent conduct or activity whether or not in connection with the Offer;

(h)	(listing and quotation) approval is refused or not granted, or approval is granted subject to conditions other than customary conditions, to:

(i)	the Company’s admission to the official list of ASX on or before the Listing Approval Date; or

(ii)	the quotation of all of the Company’s ordinary shares, including the Offer Shares, on ASX or for the Company’s ordinary shares, including the Offer Shares, to be traded through CHESS on or before the Quotation Date, or if granted, the approval is subsequently withdrawn, qualified (other than by customary conditions) or withheld;

(i)	(mutual recognition) the Company fails to comply with the requirements of the NZ Mutual Recognition Regulations to enable the Offer to be made in New Zealand on the basis of the Prospectus, under those regulations;

(j)	(notifications) any of the following notifications are made in respect of the Offer:

(i)	ASIC issues an order (including an interim order) under section 739;

(ii)	ASIC holds a hearing under section 739(2);

(iii)	an application is made by ASIC for an order under Part 9.5 in relation to the Offer or an Offer Document and such application becomes public or is not

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withdrawn within 2 Business Days after it is made or where it is made less than 2 Business Day before the Settlement Date it has not been withdrawn by the Settlement Date;

(iv)	ASIC commences any investigation or hearing under Part 3 of the ASIC Act in relation to the Offer or an Offer Document and such investigation or hearing becomes public or is not withdrawn within 2 Business Days after it is commenced or where it is commenced less than 2 Business Days before the Settlement Date it has not been withdrawn before the Settlement Date;

(v)	any person (other than the Joint Lead Managers) who has previously consented to the inclusion of its name in any Offer Document withdraws that consent;

(vi)	any person (other than the Joint Lead Managers) gives a notice under section 730 in relation to an Offer Document; or

(vii)	FMA issues an order under section 38B of the New Zealand Securities Act 1978;

(k)	(certificate not provided) the Company or the Shareholder does not provide a Closing Certificate as and when required by this agreement;

(l)	(withdrawal) the Company withdraws an Offer Document or the Offer or indicates that it does not intend to proceed with the Offer or any part of the Offer;

(m)	(insolvency events) any Group Member becomes Insolvent, or there is an act or omission which is likely to result in a Group Member becoming Insolvent, other than Genworth Financial New Holdings Pty Limited and Genworth Financial Mortgage Insurance Finance Holdings Pty Limited;

(n)	(Timetable) an event specified in the Timetable up to and including the Settlement Date is delayed by more than 1 Business Day (other than any delay agreed between the Company and the Joint Lead Managers);

(o)	(unable to issue Offer Shares) the Company is prevented from allotting and issuing the Offer Shares within the time required by the Timetable, the Offer Documents, the Listing Rules, by applicable laws, an order of a court of competent jurisdiction or a Governmental Authority;

(p)	(change to Company) the Company:

(i)	alters the issued capital of the Company; or

(ii)	disposes or attempts to dispose of a substantial part of the business or property of the Group (taken as a whole),

without the prior written consent of the Joint Lead Managers;

(q)	(force majeure) there is an event or occurrence, including any statute, order, rule, regulation, directive or request (including one compliance with which is in accordance with the general practice of persons to whom the directive or request is addressed) of any Governmental Agency which makes it illegal for the Joint Lead Managers to satisfy an obligation under this document, or to market, promote or settle the Offer;

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(r)	(vacancy or change in office) a change in any of the following positions occurs or a person occupying one of the following positions vacates his or her office:

(i)	chief executive officer;

(ii)	chief financial officer; or

(iii)	* member of the board of directors of the Company;

(s)	(prosecution) any of the following occur:

(i)	a director or proposed director named in the Prospectus of the Company is charged with an indictable offence;

(ii)	any Governmental Agency commences any public action against the Company or any of its directors in their capacity as a director of the Company, or announces that it intends to take action; or

(iii)	any director or proposed director named in the Prospectus of the Company is disqualified from managing a corporation under Part 2D.6;

(t)	*(disclosures in the Due Diligence Report and any other information) the Due Diligence Report or verification material, the Shareholder Statements or any other information supplied by or on behalf of the Company or the Shareholder to the Joint Lead Managers in relation to the Group or the Offer is (or is likely to), or becomes (or becomes likely to be), misleading or deceptive, including by way of omission;

(u)	*(adverse change) any adverse change occurs in the assets, liabilities, financial position or performance, profits, losses or prospects of the Company and the Group (insofar as the position in relation to an entity in the Group affects the overall position of the Company), including any adverse change in the assets, liabilities, financial position or performance, profits, losses or prospects of the Company or the Group from those respectively disclosed in any Offer Document;

(v)	*(change of law) there is introduced, or there is a public announcement of a proposal to introduce before Completion, into the Parliament of Australia, New Zealand, the United States, Canada, the United Kingdom, Japan, Hong Kong or any Member State of the European Union or any State or Territory of Australia a new law, or APRA adopts or announces a proposal to adopt a new policy (other than a law or policy which has been announced before the date of this agreement);

(w)	*(breach of laws) there is a contravention by the Company or any other Group Member of the Corporations Act, the Competition and Consumer Act 2010 (Cth), ASIC Act, the Companies Act and the Securities Act 1978 of New Zealand (any regulations under those acts), the Commerce Act 1986 of New Zealand, the Fair Trading Act 1986 of New Zealand, its constitution, or any of the Listing Rules prior to Completion;

(x)	*(compliance with law) any of the Offer Documents or any aspect of the Offer does not comply with the Corporations Act and the NZ Securities Act (and all regulations under those acts), the Listing Rules or any other applicable law or regulation;

(y)	*(representations and warranties) a representation, warranty, undertaking or obligation contained in this agreement on the part of the Company or the Shareholder is breached, becomes not true or correct or is not performed;

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(z)	*(breach) The Company or the Shareholder defaults on 1 or more of its obligations under this agreement;

(aa)	*(constitution) the Company varies any term of its constitution without the prior written consent of the Joint Lead Managers;

(bb)	*(hostilities) hostilities not presently existing commence (whether war has been declared or not) or an escalation in existing hostilities occurs (whether war has been declared or not) involving any one or more of Australia, New Zealand, the United States, Canada, Japan, the United Kingdom, the People’s Republic of China, Singapore or any member state of the European Union, or a major terrorist act is perpetrated on any of those countries or any diplomatic, military, commercial or political establishment of any of those countries;

(cc)	*(certificate incorrect) a statement in any Closing Certificate is false, misleading, inaccurate, untrue or incorrect;

(dd)	*(disruption in financial markets) any of the following occurs:

(i)	a general moratorium on commercial banking activities in Australia, New Zealand, Canada, the People’s Republic of China, Japan, Singapore, Hong Kong, the United Kingdom, the United States or a member state of the European Union is declared by the relevant central banking authority in those countries, or there is a disruption in commercial banking or security settlement or clearance services in any of those countries;

(ii)	any adverse affect on the financial markets in Australia, New Zealand, Japan, Canada, the People’s Republic of China, Singapore, Hong Kong, the United Kingdom, the United States or a member state of the European Union, or in foreign exchange rates or any development involving a prospective change in political, financial or economic conditions in any of those countries; or

(iii)	trading in all securities quoted or listed on ASX, the New Zealand Exchange, New York Stock Exchange, London Stock Exchange, Hong Kong Stock Exchange or the Tokyo Stock Exchange is suspended or limited in a material respect for 1 day (or a substantial part of 1 day) on which that exchange is open for trading.

To avoid doubt, nothing in clause 12.1(w) or clause 12.1(x) above is taken to extend the event to the payment or receipt of any fees or rebates as contemplated by, or described in, the FoFA No Action Position.

12.2	Reasonableness

If an event referred to in clause 12.1 marked with an asterisk (*) occurs, a Joint Lead Manager may not Terminate unless it has reasonable grounds to believe that the event:

(a)	has or is likely to have a materially adverse effect on:

(i)	the success, settlement or marketing of the Offer or on the ability of the Joint Lead Manager to market or promote or settle the Offer or on the likely price at which the Offer Shares will trade on ASX; or

(ii)	the willingness of investors to subscribe for the Offer Shares; or

(b)	will, or is likely to, give rise to a liability of the Joint Lead Manager under, or a contravention by the Joint Lead Manager or the Joint Lead Manager being involved in a contravention of, any applicable law.

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12.3	Independent construction

Each of the Termination Events must be construed independently and no Termination Event is to be limited by implications arising from any other Termination Event.

12.4	Notification

The Company and the Shareholder must notify the Joint Lead Managers in writing immediately after becoming aware that an event under clause 12.1 has occurred.

12.5	Contents of notice

A notice given under this clause 12 must specify the Termination Event or Termination Events in relation to which the notice is given.

12.6	Joint Lead Managers’ rights and powers to Terminate

(a)	In the event that a Joint Lead Manager terminates its obligations under this agreement pursuant to clause 3.4 or clause 12.1, that Joint Lead Manager will be immediately relieved of its obligations under this agreement and the Company and the Shareholder will be immediately relieved of any obligation to pay to that Joint Lead Manager any fees referred to in clause 11.1 or (in respect of [ ] only) 11.2 which as at the date of termination are not yet accrued, but the termination of its obligations under this agreement will not limit or prevent the exercise of any other rights or remedies which any of the parties may otherwise have under this agreement.

(b)	Any rights or entitlements of the Shareholder, the Company or a Terminating Lead Manager (as defined below) accrued up to the date of termination also survive termination.

(c)	The exercise by a Joint Lead Manager of its termination rights under this agreement pursuant to clause 3.4 or clause 12.1 does not automatically terminate the obligations of any other Joint Lead Manager.

(d)	If a Joint Lead Manager gives notice to the other Joint Lead Managers and the Company of its intention to terminate its obligations under this agreement pursuant to clause 3.4 or clause 12.1 (such Joint Lead Manager being the Terminating Lead Manager) each of the remaining Joint Lead Managers (who have not given such notice) (each being a Remaining Lead Manager) may elect by notice in writing to the Terminating Lead Manager, the Shareholder and the Company within 2 Business Days of the Terminating Lead Manager terminating its obligations pursuant to clause 3.4 or clause 12.1 of this agreement to:

(i)	assume all the obligations of the Terminating Lead Manager under this agreement (in their new Respective Proportions if there is more than one Remaining Lead Manager, with the Terminating Lead Manager’s Respective Proportion being allocated equally between those Remaining Lead Manager who elected to assume the Terminating Lead Manager’s obligations); or

(ii)

jointly with each of the other Remaining Lead Managers (if there is more than one Remaining Lead Manager), nominate a proposed replacement lead manager for the Terminating Lead Manager acceptable to the Shareholder

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and the Company (acting reasonably) (the Replacement Lead Manager), to assume the obligations of the Terminating Lead Manager under this agreement (in their new Respective Proportions, as agreed between the Replacement Lead Manager and the Remaining Lead Manager(s)) subject to an accession deed to this agreement being signed, sealed and delivered by the Replacement Lead Manager, the Shareholder and the Company (execution of such deed not to be unreasonably withheld or delayed).

(e)	For the avoidance of doubt, termination by a Terminating Lead Manager does not require (or increase the obligation of) any Remaining Lead Manager to provide settlement support for any Offer Shares in excess of its Respective Proportion, unless the Remaining Lead Manager elects to do so pursuant to clause 12.6(d)(i).

(f)	If none of the Remaining Lead Managers make an election to assume all the rights and obligations of the Terminating Lead Manager (in their new Respective Proportions if there is more than one Remaining Lead Manager) or jointly (if there is more than one Remaining Lead Manager) nominate a Replacement Lead Manager (with provision of an executed accession deed by the proposed Replacement Lead Manager, the Shareholder and the Company) in accordance with this clause within the period referred to in this clause, then the Remaining Lead Managers are deemed to have terminated their remaining obligations under this agreement on the expiry of that period.

(g)	If a Remaining Lead Manager gives notice under clause 12.6(d)(i) that it will assume the obligations of the Terminating Lead Manager under this agreement, then that Remaining Lead Manager, in addition to the Respective Proportion of fees to which it is entitled under clause 11.1, will also be entitled to the relevant part of the Respective Proportion of fees that would have been payable to the Terminating Lead Manager under clause 11.1 if they had not terminated this agreement (such fees not to include any Respective Proportion of fees already owed to, or accrued by, or otherwise entitled to be received by the Terminating Lead Manager in connection with this agreement or any Respective Proportion of fees due to any other Replacement Lead Manager under clauses 12.6(d)(i) or 12.6(h)).

(h)	If the Remaining Lead Managers jointly give notice under clause 12.6(d)(ii) nominating a Replacement Lead Manager under this agreement and an appropriate accession deed is executed by the Replacement Lead Manager, the Shareholder and the Company, then the Replacement Lead Manager will be entitled to the relevant part of the Respective Proportion of fees that would have been payable to the Terminating Lead Manager under clause 11.1 if they had not terminated this agreement (such fees not to include any Respective Proportion of fees already owed to, or accrued by, or otherwise entitled to be received by the Terminating Lead Manager or any Respective Proportion of fees due to any other Remaining Lead Manager under clause 12.6(g) in connection with this agreement).

(i)	Any provision of this agreement which refers to the consent of the Joint Lead Managers must following termination by the Terminating Lead Manager, be interpreted as referring solely to any Remaining Lead Managers if any Remaining Lead Managers give notice under clause 12.6(d)(i), or to any Remaining Lead Managers and any Replacement Lead Manager if the Remaining Lead Managers jointly give notice under clause 12.6(d)(ii). Notwithstanding clause 19.19(a), the Remaining Lead Managers must only give notice under clause 12.6(d)(ii) jointly (by agreement between all Remaining Lead Managers).

(j)	Without limiting this clause 12.6, nothing contained in clause 12 will prejudice or nullify any claim for damages or other right which any Joint Lead Manager or any

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other Indemnified Party may have against the Company for or arising out of any breach of undertaking, warranty or representation or failure to observe or perform an obligation under this agreement.

12.7	Automatic termination

This agreement will automatically terminate if Completion has not occurred on or before 30 June 2014 (or such other date as the parties agree in writing) (End Date). In the event that this agreement terminates on the End Date, the parties shall be released and discharged from their respective obligations under or pursuant to this agreement, provided that:

(a)	any rights or entitlements of the parties accrued up to the date of termination; and

(b)	clauses 11.5, 13, 14, 15, 17, 18 and 19,

(c)	survive termination.

13	Company indemnity

13.1	Indemnity

Subject to clauses 13.2 and 13.15, and to the maximum extent permitted by law, the Company agrees to indemnify and hold harmless the Indemnified Parties from and against all Losses directly or indirectly suffered or incurred by the Indemnified Parties in connection with the Offer and / or the appointment of the Joint Lead Managers pursuant to this agreement including, without limitation, Losses incurred directly or indirectly as a result of:

(a)	(making the Offer) the distribution of the Offer Documents, and the making of the Offer;

(b)	(allotment) the subscription for or allotment and issue of the Offer Shares;

(c)	(Offer Documents and Public Information):

(i)	the Offer Documents (but excluding the Shareholder Statements contained in the Offer Documents), including, without limitation:

(A)	any misleading or deceptive statement in the Offer Documents; or

(B)	any omission from the Offer Documents of material required by the Corporations Act, the NZ Securities Laws or any other applicable law; or

(ii)	the Public Information (but excluding the Shareholder Statements contained in the Offer Documents).

(d)	(breach) a breach by the Company of its obligations under this agreement or any other binding obligations in respect of any Offer Document, or the Offer, including any of the representations and warranties by the Company contained in this agreement not being true and correct;

(e)	(generally) any claims that an Indemnified Party has any liability under the Corporations Act (including sections 728, 729, 730, 1041H and 1041I), the NZ Securities Laws and any other applicable law in relation to the Offer; or

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(f)	(regulatory) any review, enquiry or investigation undertaken by ASIC, APRA, ASX, the New Zealand Companies Office, FMA, the Australian Taxation Office (except to the extent that any review, enquiry or investigation relates to the income earned by a Joint Lead Manager under this agreement), any state or territory regulatory office or any other regulatory or Governmental Agency in relation to the Offer or the Offer Documents, whether commenced or threatened, and any matter incidental to it, including preparation for, defence of, or settlement, judgment or determination made in respect of it.

Each of the paragraphs of this clause 13.1 will be construed independently and no paragraph will be limited by implications arising from any other paragraph.

The indemnity provided by the Company to each Indemnified Party in accordance with this clause 13.1 will not be affected in any way by the actions taken, or alleged to have been taken, or advice given, or alleged to be given by another Indemnified Party.

13.2	Limited Company indemnity

The indemnity in clause 13.1 does not extend to, and is not to be taken to be an indemnity against, any Losses of an Indemnified Party if and to the extent that those Losses are finally and conclusively judicially determined by a court of competent jurisdiction to:

(a)	result from:

(i)	the gross negligence, fraud, recklessness, bad faith or wilful misconduct of that Indemnified Party;

(ii)	any criminal penalty which that Indemnified Party is required to pay for any contravention by it of the Corporations Act or any other applicable law; or

(b)	represent any amount in respect of which the indemnity would be illegal, void or unenforceable under any applicable law,

in each case other than to the extent caused, induced or contributed to by any Group Member or its respective Related Bodies Corporate or Affiliates, or caused by an Indemnified Party’s reliance on information contained in an Offer Document or Public Information or other information provided by or on behalf of any Group Member or its respective Related Bodies Corporate.

Any sums paid by the Company to an Indemnified Party under clause 13.1 in respect of which it is subsequently finally judicially determined by a court of competent jurisdiction that clause 13.2 has application will be reimbursed by that Indemnified Party to the Company, as the case may be, in full.

13.3	Release

The Company agrees that:

(a)

no Claim may be made by the Company, or any person acting on behalf of, or in right of, the Company, against an Indemnified Party and the Company unconditionally and irrevocably releases and discharges each Indemnified Party from any Claim that may be made by the Company, or any person acting on behalf of, or in right of, the Company, to recover from that Indemnified Party (or a Joint Lead Manager or the other Indemnified Parties) any Losses suffered or incurred by the Company arising directly or indirectly (whether arising out of or in connection with any breach of contract or duty, or negligence of an Indemnified Party) as a

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result of the participation of that Indemnified Party in preparing the Offer Documents or in relation to the Offer, except to the extent those Losses are finally and conclusively judicially determined by a court of competent jurisdiction to result from any gross negligence, fraud, recklessness, bad faith or wilful misconduct of that Indemnified Party;

(b)	the Indemnified Parties are not liable in any circumstance for any indirect or consequential loss or damage;

(c)	in any event, no proceedings may be taken against any director, partner, officer, employee, representative, contractor, agent or adviser of a Joint Lead Manager or its Affiliates arising out of or in connection with the Offer Documents or the Offer; and

(d)	the Indemnified Parties are not liable to the extent that any Loss (or the matters the subject of any carve-out contemplated by this clause 13.3 and clause 13.2) is caused or contributed to by the Company, the Shareholders or any other Group Member or their respective Representatives.

13.4	Preservation of rights

Subject to clause 13.2, the rights of an Indemnified Party under this agreement will not in any way be prejudiced or affected by:

(a)	any involvement by that party in the preparation of the Offer Documents, Public Information (including roadshow materials, presentations, advertisements or announcements in relation to the Offer), the Due Diligence Process or Due Diligence Committee or other due diligence materials including the Due Diligence Report;

(b)	any consent to be named in any Offer Document;

(c)	any knowledge (actual or constructive) of any failure by the Company or the Shareholder to perform or observe any obligations under this agreement;

(d)	termination of this agreement or Termination by its associated Joint Lead Manager pursuant to clause 12.1;

(e)	any knowledge (actual or constructive) of any non compliance by the Group with any applicable law concerning the Offer or any of the Offer Documents;

(f)	any inaccuracy in or breach or default of any representation, warranty or undertaking made or deemed to have been made by the Company or the Shareholder under this agreement; or

(g)	any other fact, matter or thing which might otherwise constitute a waiver of or in any way prejudice or affect any right of an Indemnified Party.

13.5	Notice of potential action

If an Indemnified Party proposes to make a Claim in respect of which it would be entitled to be indemnified under clause 13.1, then that Indemnified Party must notify the Company giving full details so far as is practicable within 20 Business Days of becoming aware of the circumstances giving rise to the right to make such Claim (and to the extent that its associated Joint Lead Manager is aware, that Joint Lead Manager must take reasonable steps to cause that Indemnified Party to do so). Failure on the part of an Indemnified Party to notify the Company in accordance with this clause 13.5 does not affect the right

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of that Indemnified Party to be indemnified under this clause 13 except that such right will be reduced to the extent that the amount the subject of the indemnity has increased as a result of the failure to so notify.

13.6	Conduct of Claims

(a)	(assumption of Claims) Subject to paragraph (f), the Company is, subject to the rights of any insurer, entitled to defend any Claim notified to it under clause 13.5, and in so doing, institute any legal or other proceedings (together, “Proceedings”) in the name of the Indemnified Party under the sole management and control and at the sole cost of the Company provided that:

(i)	the Company consults with both the Indemnified Party and the associated Joint Lead Manager regarding the appointment of legal counsel;

(ii)	the Company diligently defends the Claim and both the Indemnified Party and the associated Joint Lead Manager are kept fully informed throughout the Proceedings;

(iii)	neither the Indemnified Party nor the associated Joint Lead Manager has any liability for any costs or expenses associated with the Claim or the Proceedings;

(iv)	the Company has a reasonable regard to preserving the associated Joint Lead Manager’s reputation in conducting the defence of the Claim;

(v)	the Indemnified Party and its associated Joint Lead Manager have the right to information, consultation and, subject to clause 13.6(d), independent legal representation concerning or with respect to the Proceedings;

(vi)	no admission of liability or compromise or consent to judgment whatsoever in connection with the Proceedings may take place without the prior written consent of the Indemnified Party and its associated Joint Lead Manager unless the admission or compromise:

(A)	includes an unconditional release of the Indemnified Parties from all liability arising out of the proceeding and Claim; and

(B)	does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Indemnified Parties; and

(vii)	the associated Joint Lead Manager or other Indemnified Party have the right at any time to re-assume the defence of any claim or action assumed by the Company.

(b)	(separate indemnity) Without in any way limiting clause 13.1, if the Company initiates, defends or takes any proceedings as described in paragraph (a), it must indemnify the Indemnified Parties who are parties to, or the subject of, the proceedings, in respect of all Losses incurred by those Indemnified Parties in relation to the claim the subject of the proceedings or to any Loss resulting from those proceedings.

(c)	(obligations of Indemnified Parties) Each Indemnified Party, subject only to clauses 13.6(e) and 13.6(f), is required, and their associated Joint Lead Manager must take reasonable steps to cause the Indemnified Parties to:

(i)	promptly take any reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend the Proceedings;

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(ii)	not settle any Claim without the prior written consent of the Company (this consent not to be unreasonably withheld or delayed);

(iii)	subject to legal professional privilege, promptly give all reasonable assistance and co-operation to the Company in the conduct of the Proceedings, including providing the Company with any documents in their possession and signing all documents, authorities and directions which the Company may reasonably require; and

(iv)	subject to the rights of any insurer, do anything reasonably necessary or desirable to ensure that the Company is subrogated to and enjoys the benefit of the rights of the Indemnified Parties in relation to the Proceedings and to render any assistance as may be reasonably requested by the Company for that purpose;

(d)	(Indemnified Party - separate representation) The Indemnified Party will be entitled at its election (without prejudice to its right of indemnity under clause 13.1) to be separately represented in relation to any Proceedings if:

(i)	the Company has not chosen legal counsel satisfactory to the Indemnified Party (acting reasonably);

(ii)	a conflict for legal counsel chosen by the Company or between the interests of the Company and the interests of the Indemnified Party arises or could arise;

(iii)	there may be legal defences available to the Indemnified Party that are different from or additional to those available to the Company or another Indemnified Party represented by that legal counsel; or

(iv)	the Indemnified Party reasonably believes it is necessary to do so in order to protect the Indemnified Party’s reputation or standing,

in which case the cost of such representation will be borne by the Company. An Indemnified Party may otherwise elect to be separately represented at any time not related to paragraphs (i) to (iv) above, in which case the cost of such representation will be borne by that Indemnified Party.

(e)	(Indemnified Party - assumption and settlement) If an Indemnified Party (without prejudice to its right of indemnity under clause 13.1) assumes or re-assumes the defence or conduct of any Proceedings:

(i)	it will have sole management and control of the Proceedings, and absolute discretion with respect to the progress, negotiation or settlement of any Proceedings but in doing so will consult with and take account of the views of the Company so far as is reasonably possible; and

(ii)	the indemnities given by the Company under clause 13.1 will continue to apply in respect of the Indemnified Party in relation to the claim the subject of the Proceedings or to any Loss resulting from those Proceedings other than for legal fees and expenses from the date on which the Indemnified Party assumes or re-assumes the defence or conduct of the Proceedings.

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(f)	(conditions to Indemnified Parties’ obligations)

(i)	The Indemnified Parties are under no obligation under this clause 13.6 unless, at the time at which the Company requests any of the Indemnified Parties to take any action, the Company irrevocably and unconditionally agrees in a form and substance acceptable to that Indemnified Party, acting reasonably, to indemnify that Indemnified Party against all Losses incurred by or awarded against that Indemnified Party in taking the action required, as and when they fall due, including legal costs and disbursements of their lawyers on a full indemnity basis and the cost of any involvement of any officers of their associated Joint Lead Manager at normal commercial rates.

(ii)	The Indemnified Parties are under no obligation under this clause 13.6, and the Company will have no right under this clause 13.6 to defend or institute legal or other proceedings in the name of the Indemnified Parties if to do so would, in the reasonable opinion of the associated Joint Lead Manager, lead to a material risk of damage to reputation or standing of the Joint Lead Manager or Indemnified Parties.

13.7	Contractual contribution

If for any reason the indemnities contained in this clause 13 are unavailable or insufficient to fully indemnify any Indemnified Party against any Loss against which the Indemnified Party is stated to be indemnified under this clause 13 (Relevant Loss) (other than as a result of the operation of clause 13.2(a) or clause 13.6(e)(ii), as applicable), then the Company agrees to contribute to the Relevant Loss in accordance with this clause 13.7 to clause 13.11, in all cases to the maximum extent permitted by law.

13.8	Proportional contribution

The respective proportional contribution of the Company, on the one hand, and the Indemnified Parties, on the other, in relation to the Relevant Loss will be as agreed by the Company and the Indemnified Parties. Failing agreement within a reasonable time, the contributions will be determined by a court of competent jurisdiction. The matters to be considered in deciding the contributions are:

(a)	the participation in, instigation of or other involvement of the Company on the one hand, and the Indemnified Parties on the other hand, in the act complained of; and

(b)	the Indemnified Parties’ and the Company’s relative intent, knowledge, access to information and opportunity to correct any untrue statement or omission and benefits received.

13.9	No excess contribution

The Company agrees with the Indemnified Parties that an Indemnified Party will not be required to contribute under clause 13.8 to the extent that the aggregate amount of any Relevant Loss exceeds the aggregate commission and fees paid or payable to that Indemnified Party (as if it is its associated Joint Lead Manager) or otherwise to the associated Joint Lead Manager by the Company under clause 11.

13.10	Reimbursement by the Company

If an Indemnified Party pays an amount in relation to a Relevant Loss where it is entitled to contribution from the Company under this clause 13, the Company agrees to promptly reimburse the Indemnified Party for that amount.

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13.11	Reimbursement by Indemnified Party

If the Company pays an amount in relation to a Relevant Loss where it is entitled to contribution from the Indemnified Parties under this clause 13, the Indemnified Parties must promptly reimburse, or their associated Joint Lead Manager must procure that the Indemnified Parties promptly reimburse, the Company for that amount.

13.12	Benefits of indemnity

Each Indemnified Party, whether or not a party to this agreement, will be entitled to the benefit of this clause13, and this clause 13 is entered into, and may be enforced on that Indemnified Party’s behalf by, its associated Joint Lead Manager.

13.13	Limitation of liability of third parties

(a)	The Company will promptly notify the Joint Lead Managers of any limitation on the extent to which the Company may claim against a third party in connection with the Offer (a “Relevant Limitation”). The Company shall be deemed to have notified the Joint Lead Managers of any limitation set out in any engagement letter with any third party adviser to the Offer entered into and disclosed to the Joint Lead Managers prior to the date of this agreement.

(b)	Where Loss is suffered by the Company for which the Joint Lead Managers would otherwise be jointly or jointly and severally liable with a third party to the Company, the extent to which the Loss may be recoverable by the Company from a Joint Lead Manager will, without limiting clause 13.9:

(i)	be limited in proportion to that Joint Lead Manager’s contribution to the overall fault for the Loss, as agreed between the parties or, in the absence of agreement within a reasonable time, as finally determined by a court of competent jurisdiction; and

(ii)	be no more than it would have been had any Relevant Limitation not been agreed to by the Company.

(c)	Where Loss is suffered by a Joint Lead Manager arising from a liability which would be a joint or joint and several liability of that Joint Lead Manager with a third party, but for:

(i)	a Relevant Limitation; or

(ii)	a limitation on the extent to which that Joint Lead Manager may claim against a third party which binds that Joint Lead Manager,

the indemnity of the Company under this clause 13 will cover any amount which that Joint Lead Manager is unable to recover from the third party because of the Relevant Limitation or other limitation.

(d)	The Company acknowledges that the degree to which the Joint Lead Managers may rely on the work of a third party (if any) will be unaffected by any Relevant Limitation.

13.14	Responsibility

The Company acknowledges that the Company and not the Joint Lead Managers is responsible for the form and content of the Offer Documents and all advertising, publicity, announcements, statements and reports made in relation to the Offer issued, in a form

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that is consistent with the disclosure in the Offer Documents, in accordance with the publicity guidelines or otherwise approved by the Company, with the knowledge or prior consent of the Company, the Shareholder or their respective directors, officers or employees.

13.15	US Offer indemnity

Clauses 13.1 to 13.14 do not apply in respect of the U.S. Offer, the Rule 701 Placement or the U.S. Offer Documents to the extent those documents relate to the U.S. Offer or the Rule 701 Placement. In respect of the U.S. Offer and the Rule 701 Placement, the Company and the Shareholder will indemnify the Joint Lead Managers; and in the case of the U.S. Offer, the Joint Lead Managers will indemnify the Company and the Shareholder; in each case on the terms and conditions set out in clause 14.

13.16	Conditional Obligations

Each of the Company and the Shareholder acknowledge that agree that:

(a)	the indemnities given by the Company under clauses 13 and 14 take priority over any indemnity or hold harmless between the Company and the Shareholder as provided under this clause 13.16;

(b)	in the event that a claim is made by the Shareholder under clause 5.2 of the Master Agreement or otherwise in connection with the Offer, and one or more Indemnified Parties claims or has claimed under the indemnity in clause 13 or 14, then the obligation of the Company to pay the Shareholder under its claim is conditional on the following conditions being satisfied:

(i)	the claim by the Indemnified Parties must be finally resolved; and

(ii)	all amounts owed to the Indemnified Parties under this agreement must be paid in full,

before payment of that amount to the Shareholder;

(c)	if the Company has insufficient assets to satisfy both a claim by the Shareholder and any claims by the Indemnified Parties, the claim by the Shareholder is conditional on the Indemnified Parties being be paid in full and in priority to that claim by the Shareholder; and

(d)	to the extent of any inconsistency between this agreement and the Master Agreement, this agreement shall take priority to the extent of any inconsistency.

14	U.S. Offer indemnity

14.1	Company indemnity

The Company will indemnify and hold harmless the Joint Lead Managers against any Losses (or actions in respect thereof) joint or several, to which the Joint Lead Managers, may become subject, under the U.S. Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final U.S. Offer Documents or any amendment or supplement thereto, or any Offeror Written Communication, other than the Shareholder Statements contained in any of those documents, in each case, to the extent that those documents relate to the U.S. Offer or the Rule 701 Placement, or arise out of or are based upon the omission or alleged

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omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse the Joint Lead Managers for any legal or other expenses reasonably incurred by the Joint Lead Managers in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent such Losses arise out of, or are based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary or final U.S. Offer Document or any amendment or supplement thereto, or any Offeror Written Communication in reliance upon and in conformity with any information furnished in writing to the Company by the Joint Lead Managers expressly for use therein, it being understood and agreed that the only such information consists of the information contained in Schedule 9.

14.2	Shareholder indemnity

The Shareholder will indemnify and hold harmless the Joint Lead Managers against any Losses (or actions in respect thereof) joint or several, to which the Joint Lead Managers may become subject, under the U.S. Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact in the Shareholder Statements contained in any preliminary or final U.S. Offer Documents or any amendment or supplement thereto, or any Offeror Written Communication, in each case, to the extent that those documents relate to the U.S. Offer; or the Rule 701 Placement, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the Shareholder Statements in the U.S. Offer Documents, in the light of the circumstances under which they were made, not misleading, and will reimburse the Joint Lead Managers for any legal or other expenses reasonably incurred by the Joint Lead Managers in connection with investigating or defending any such action or claim as such expenses are incurred.

14.3	Indemnification of the Company and the Shareholder

The Joint Lead Managers will indemnify and hold harmless the Company and the Shareholder against any Losses to which the Company and the Shareholder may become subject, under the U.S. Securities Act or otherwise insofar as such Losses (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any preliminary U.S. Offering Memorandum or final U.S. Offering Memorandum or the Pricing Disclosure Package, or any amendment or supplement thereto, or any Offeror Written Communication, in each case, to the extent those documents relate to the U.S. Offer, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any preliminary U.S. Offering Memorandum or final U.S. Offering Memorandum or the Pricing Disclosure Package, or any amendment or supplement thereto, or any Offeror Written Communication in reliance upon and in conformity with information furnished to the Company in writing by the Joint Lead Managers expressly for use therein, it being understood and agreed that the only such information consists of the information contained in Schedule 12; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

14.4	Notice and procedures

Promptly after receipt by an indemnified party under clauses 14.1, 14.2 or 14.3 above of notice of the commencement of any action, such indemnified party shall, if a claim in

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respect thereof is to be made against the indemnifying party under such clause, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such section. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defence thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party shall not be liable to such indemnified party under such subclause for any legal expenses of other counsel or any other attorney expenses, in each case subsequently incurred by such indemnified party, in connection with the defence thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

14.5	Contribution

If the indemnification provided for in this clause 14 is unavailable to or insufficient to hold harmless an indemnified party under clause 14.1, 14.2 or 14.3 above in respect of any Losses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable or suffered or incurred by such indemnified party as a result of such Losses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Shareholder on the one hand and the Joint Lead Managers on the other from the offering of the Offer Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, or if the indemnified party failed to give the notice required under clause 14.4 above, then each indemnifying party shall contribute to such amount paid or payable or suffered or incurred by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Shareholder on the one hand and the Joint Lead Managers on the other in connection with the statements or omissions which resulted in such Losses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Shareholder on the one hand and the Joint Lead Managers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total fees received by each Joint Lead Manager, in each case as set forth in the Offer Documents. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Shareholder on the one hand or the Joint Lead Managers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Shareholder and the Joint Lead Managers agree that it would not be just and equitable if contribution pursuant to this clause 14.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this clause 14.5. The amount paid or payable by an indemnified party as a result of the Losses (or actions in respect thereof) referred to above in this clause 14.5 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating

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or defending any such action or claim. Notwithstanding the provisions of this clause 14.5, the Joint Lead Managers shall not be required to contribute any amount in excess of the amount by which the fees received by the Joint Lead Managers under this agreement with respect to the Offer Shares sold in the U.S. Offer exceed the amount of any damages which such Joint Lead Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Joint Lead Managers’ obligations under this clause 14.5 to contribute are several in proportion to the fees received by each Joint Lead Manager and not joint.

14.6	Extension of Liability

The obligations of the Company and the Shareholder under this clause 14 shall be in addition to any liability which the Company and the Shareholder may otherwise have and shall extend, upon the same terms and conditions, to any Affiliate of a Joint Lead Manager and each person, if any, who controls a Joint Lead Manager within the meaning of section 15 of the U.S. Securities Act or section 20 of the U.S. Exchange Act (including any officer and director); and the obligations of the Joint Lead Managers under this clause 14 shall be in addition to any liability which the Joint Lead Managers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and the Shareholder and to each person, if any, who controls the Company or the Shareholder within the meaning of section 15 of the U.S. Securities Act or section 20 of the U.S. Exchange Act.

15	Shareholder indemnity

15.1	Indemnity

Subject to clauses 15.2 and 15.3, and to the maximum extent permitted by law, the Shareholder agrees to indemnify and hold harmless the Indemnified Parties from and against all Losses directly or indirectly suffered or incurred by the Indemnified Parties in connection with:

(a)	(Shareholder Statements) the Shareholder Statements containing any misleading or deceptive statement; and

(b)	(breach) a breach by the Shareholder of its obligations under this agreement or any other binding obligations on it in respect of any Offer Document, or the Offer, including any of the representations and warranties by the Shareholder contained in this agreement not being true and correct;

Each of the paragraphs of this clause 15.1 will be construed independently and no paragraph will be limited by implications arising from any other paragraph.

The indemnity provided by the Shareholder to each Indemnified Party in accordance with this clause 15.1 will not be affected in any way by the actions taken, or alleged to have been taken, or advice given, or alleged to be given by another Indemnified Party.

15.2	Limited Shareholder indemnity

The indemnity in clause 15.1 does not extend to, and is not to be taken to be an indemnity against, any Losses of an Indemnified Party if and to the extent that those Losses are finally and conclusively judicially determined by a court of competent jurisdiction to:

(a)	result from:

(i)	the gross negligence, fraud, recklessness, bad faith or wilful misconduct of that Indemnified Party;

(ii)	any criminal penalty or fine which that Indemnified Party is required to pay for any contravention by it of the Corporations Act or any other applicable law; or

(b)	represent any amount in respect of which the indemnity would be illegal, void or unenforceable under any applicable law,

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in each case other than to the extent caused, induced or contributed to by any Group Member or its respective Related Bodies Corporate or Affiliates, or caused by an Indemnified Party’s reliance on information contained in an Offer Document or Public Information or other information provided by or on behalf of any Group Member or its respective Related Bodies Corporate.

Any sums paid by the Shareholder to an Indemnified Party under clause 15.1 in respect of which it is subsequently finally judicially determined by a court of competent jurisdiction that clause 15.2 has application will be reimbursed by that Indemnified Party to the Shareholder, as the case may be, in full.

15.3	Release

The Shareholder agrees that:

(a)	no Claim may be made by the Shareholder, or any person acting on behalf of, or in right of, the Shareholder, against an Indemnified Party and the Shareholder unconditionally and irrevocably releases and discharges each Indemnified Party from any Claim that may be made by the Shareholder, or any person acting on behalf of, or in right of, the Shareholder, to recover from that Indemnified Party (or a Joint Lead Manager or the other Indemnified Parties) any Losses suffered or incurred by the Shareholder arising directly or indirectly (whether arising out of or in connection with any breach of contract or duty, or negligence of an Indemnified Party) as a result of the participation of that Indemnified Party in preparing the Offer Documents or in relation to the Offer, except to the extent those Losses are finally and conclusively judicially determined by a court of competent jurisdiction to result from any gross negligence, fraud, recklessness, bad faith or wilful misconduct of that Indemnified Party;

(b)	the Indemnified Parties are not liable in any circumstance for any indirect or consequential loss or damage;

(c)	in any event, no proceedings may be taken against any director, partner, officer, employee, representative, contractor, agent or adviser of a Joint Lead Manager or its Affiliates arising out of or in connection with the Offer Documents or the Offer; and

(d)	the Indemnified Parties are not liable to the extent that any Loss (or the matters the subject of any carve-out contemplated by this clause 15.3 and clause 15.2) is caused or contributed to by the Company, the Shareholders or any other Group Member or their respective Representatives.

15.4	Preservation of rights

Subject to clause 15.2, the rights of an Indemnified Party under this agreement will not in any way be prejudiced or affected by:

(a)	any involvement by that party in the preparation of the Offer Documents, Public Information (including roadshow materials, presentations, advertisements or announcements in relation to the Offer), the Due Diligence Process or Due Diligence Committee or other due diligence materials including the Due Diligence Report;

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(b)	any consent to be named in any Offer Document;

(c)	any knowledge (actual or constructive) of any failure by the Shareholder to perform or observe any obligations under this agreement;

(d)	termination of this agreement or Termination by its associated Joint Lead Manager pursuant to clause 12.1;

(e)	any knowledge (actual or constructive) of any non compliance by the Shareholder with any applicable law concerning the Offer or any of the Offer Documents;

(f)	any inaccuracy in or breach or default of any representation, warranty or undertaking made or deemed to have been made by the Shareholder under this agreement; or

(g)	any other fact, matter or thing which might otherwise constitute a waiver of or in any way prejudice or affect any right of an Indemnified Party.

15.5	Notice of potential action

If an Indemnified Party proposes to make a Claim in respect of which it would be entitled to be indemnified under clause 15.1, then that Indemnified Party must notify the Shareholder giving full details so far as is practicable within 20 Business Days of becoming aware of the circumstances giving rise to the right to make such Claim (and to the extent that its associated Joint Lead Manager is aware, that Joint Lead Manager must take reasonable steps to cause that Indemnified Party to do so). Failure on the part of an Indemnified Party to notify the Shareholder in accordance with this clause 15.5 does not affect the right of that Indemnified Party to be indemnified under this clause 15 except that such right will be reduced to the extent that the amount the subject of the indemnity has increased as a result of the failure to so notify.

15.6	Conduct of Claims

(a)	(assumption of Claims) Subject to paragraph (f), the Shareholder is, subject to the rights of any insurer, entitled to defend any Claim notified to it under clause 15.5, and in so doing, institute any legal or other proceedings (together, “Proceedings”) in the name of the Indemnified Party under the sole management and control and at the sole cost of the Shareholder provided that:

(i)	the Shareholder consults with both the Indemnified Party and the associated Joint Lead Manager regarding the appointment of legal counsel;

(ii)	the Shareholder diligently defends the Claim and both the Indemnified Party and the associated Joint Lead Manager are kept fully informed throughout the Proceedings;

(iii)	neither the Indemnified Party nor the associated Joint Lead Manager has any liability for any costs or expenses associated with the Claim or the Proceedings;

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(iv)	the Shareholder has a reasonable regard to preserving the associated Joint Lead Manager’s reputation in conducting the defence of the Claim;

(v)	the Indemnified Party and its associated Joint Lead Manager have the right to information, consultation and, subject to clause 15.6(d), independent legal representation concerning or with respect to the Proceedings;

(vi)	no admission of liability or compromise or consent to judgment whatsoever in connection with the Proceedings may take place without the prior written consent of the Indemnified Party and its associated Joint Lead Manager unless the admission or compromise:

(A)	includes an unconditional release of the Indemnified Parties from all liability arising out of the proceeding and Claim; and

(B)	does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Indemnified Parties; and

(vii)	the associated Joint Lead Manager or other Indemnified Party have the right at any time to re-assume the defence of any claim or action assumed by the Shareholder.

(b)	(separate indemnity) Without in any way limiting clause 15.1, if the Shareholder initiates, defends or takes any proceedings as described in paragraph (a), it must indemnify the Indemnified Parties who are parties to, or the subject of, the proceedings, in respect of all Losses incurred by those Indemnified Parties in relation to the claim the subject of the proceedings or to any Loss resulting from those proceedings.

(c)	(obligations of Indemnified Parties) Each Indemnified Party, subject only to clauses 15.6(e) and 15.6(f), is required, and their associated Joint Lead Manager must take reasonable steps to cause the Indemnified Parties to:

(i)	promptly take any reasonable action as the Shareholder requests to avoid, dispute, resist, appeal, compromise or defend the Proceedings;

(ii)	not settle any Claim without the prior written consent of the Shareholder (this consent not to be unreasonably withheld or delayed);

(iii)	subject to legal professional privilege, promptly give all reasonable assistance and co-operation to the Shareholder in the conduct of the Proceedings, including providing the Shareholder with any documents in their possession and signing all documents, authorities and directions which the Shareholder may reasonably require; and

(iv)	subject to the rights of any insurer, do anything reasonably necessary or desirable to ensure that the Shareholder is subrogated to and enjoys the benefit of the rights of the Indemnified Parties in relation to the Proceedings and to render any assistance as may be reasonably requested by the Shareholder for that purpose;

(d)	(Indemnified Party - separate representation) The Indemnified Party will be entitled at its election (without prejudice to its right of indemnity under clause 15.1) to be separately represented in relation to any Proceedings if:

(i)	the Shareholder has not chosen legal counsel satisfactory to the Indemnified Party (acting reasonably);

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(ii)	a conflict for legal counsel chosen by the Shareholder or between the interests of the Shareholder and the interests of the Indemnified Party arises or could arise;

(iii)	there may be legal defences available to the Indemnified Party that are different from or additional to those available to the Shareholder or another Indemnified Party represented by that legal counsel; or

(iv)	the Indemnified Party reasonably believes it is necessary to do so in order to protect the Indemnified Party’s reputation or standing,

in which case the cost of such representation will be borne by the Shareholder. An Indemnified Party may otherwise elect to be separately represented at any time not related to paragraphs (i) to (iv) above, in which case the cost of such representation will be borne by that Indemnified Party.

(e)	(Indemnified Party - assumption and settlement) If an Indemnified Party (without prejudice to its right of indemnity under clause 15.1) assumes or re-assumes the defence or conduct of any Proceedings:

(i)	it will have sole management and control of the Proceedings, and absolute discretion with respect to the progress, negotiation or settlement of any Proceedings but in doing so will consult with and take account of the views of the Shareholder so far as is reasonably possible; and

(ii)	the indemnities given by the Shareholder under clause 15.1 will continue to apply in respect of the Indemnified Party in relation to the claim the subject of the Proceedings or to any Loss resulting from those Proceedings other than for legal fees and expenses from the date on which the Indemnified Party assumes or re-assumes the defence or conduct of the Proceedings.

(f)	(conditions to Indemnified Parties’ obligations)

(i)	The Indemnified Parties are under no obligation under this clause 15.6 unless, at the time at which the Shareholder requests any of the Indemnified Parties to take any action, the Shareholder irrevocably and unconditionally agrees in a form and substance acceptable to that Indemnified Party, acting reasonably, to indemnify that Indemnified Party against all Losses incurred by or awarded against that Indemnified Party in taking the action required, as and when they fall due, including legal costs and disbursements of their lawyers on a full indemnity basis and the cost of any involvement of any officers of their associated Joint Lead Manager at normal commercial rates.

(ii)	The Indemnified Parties are under no obligation under this clause 15.6, and the Shareholder will have no right under this clause 15.6 to defend or institute legal or other proceedings in the name of the Indemnified Parties if to do so would, in the reasonable opinion of the associated Joint Lead Manager, lead to a material risk of damage to reputation or standing of the Joint Lead Manager or Indemnified Parties.

15.7	Contractual contribution

If for any reason the indemnities contained in this clause 15 are unavailable or insufficient to fully indemnify any Indemnified Party against any Loss against which the Indemnified Party is stated to be indemnified under this clause 15 (Relevant Shareholder Loss) (other than as a result of the operation of clause 15.2(a) or clause 15.6(e)(ii), as applicable), then the Shareholder agrees to contribute to the Relevant Shareholder Loss in accordance with this clause 15.7 to clause 15.11, in all cases to the maximum extent permitted by law.

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15.8	Proportional contribution

The respective proportional contribution of the Shareholder, on the one hand, and the Indemnified Parties, on the other, in relation to the Relevant Shareholder Loss will be as agreed by the Shareholder and the Indemnified Parties. Failing agreement within a reasonable time, the contributions will be determined by a court of competent jurisdiction. The matters to be considered in deciding the contributions are:

(a)	the participation in, instigation of or other involvement of the Shareholder on the one hand, and the Indemnified Parties on the other hand, in the act complained of; and

(b)	the Indemnified Parties’ and the Shareholder’s relative intent, knowledge, access to information and opportunity to correct any untrue statement or omission and benefits received.

15.9	No excess contribution

The Shareholder agrees with the Indemnified Parties that an Indemnified Party will not be required to contribute under clause 15.8 to the extent that the aggregate amount of any Relevant Shareholder Loss exceeds the aggregate commission and fees paid or payable to that Indemnified Party (as if it is its associated Joint Lead Manager) or otherwise to the associated Joint Lead Manager by the Shareholder under clause 11.

15.10	Reimbursement by the Shareholder

If an Indemnified Party pays an amount in relation to a Relevant Shareholder Loss where it is entitled to contribution from the Shareholder under this clause 15, the Shareholder agrees to promptly reimburse the Indemnified Party for that amount.

15.11	Reimbursement by Indemnified Party

If the Shareholder pays an amount in relation to a Relevant Shareholder Loss where it is entitled to contribution from the Indemnified Parties under this clause 15, the Indemnified Parties must promptly reimburse, or their associated Joint Lead Manager must procure that the Indemnified Parties promptly reimburse, the Shareholder for that amount.

15.12	Benefits of indemnity

Each Indemnified Party, whether or not a party to this agreement, will be entitled to the benefit of this clause 15, and this clause 15 is entered into, and may be enforced on that Indemnified Party’s behalf by, its associated Joint Lead Manager.

15.13	Limitation of liability of third parties

(a)	The Shareholder will promptly notify the Joint Lead Managers of any limitation on the extent to which the Shareholder may claim against a third party in connection with the Offer (a “Relevant Shareholder Limitation”). The Shareholder shall be deemed to have notified the Joint Lead Managers of any limitation set out in any engagement letter with any third party adviser to the Offer entered into and disclosed to the Joint Lead Managers prior to the date of this agreement.

(b)	Where Loss is suffered by the Shareholder for which the Joint Lead Managers would otherwise be jointly or jointly and severally liable with a third party to the Shareholder, the extent to which the Loss may be recoverable by the Shareholder from a Joint Lead Manager will, without limiting clause 15.9:

(i)	be limited in proportion to that Joint Lead Manager’s contribution to the overall fault for the Loss, as agreed between the parties or, in the absence of agreement within a reasonable time, as finally determined by a court of competent jurisdiction; and

(ii)	be no more than it would have been had any Relevant Shareholder Limitation not been agreed to by the Shareholder.

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(c)	Where Loss is suffered by a Joint Lead Manager arising from a liability which would be a joint or joint and several liability of that Joint Lead Manager with a third party, but for:

(i)	a Relevant Shareholder Limitation; or

(ii)	a limitation on the extent to which that Joint Lead Manager may claim against a third party which binds that Joint Lead Manager,

the indemnity of the Shareholder under this clause 15 will cover any amount which that Joint Lead Manager is unable to recover from the third party because of the Relevant Shareholder Limitation or other limitation.

(d)	The Shareholder acknowledges that the degree to which the Joint Lead Managers may rely on the work of a third party (if any) will be unaffected by any Relevant Shareholder Limitation.

15.14	US Offer indemnity

Clauses 15.1 to 15.13 do not apply in respect of the U.S. Offer, the Rule 701 Placement or the U.S. Offer Documents to the extent those documents relate to the U.S. Offer or the Rule 701 Placement. In respect of the U.S. Offer and the Rule 701 Placement, the Company and the Shareholder will indemnify the Joint Lead Managers; and in respect of the U.S. Offer the Joint Lead Managers will indemnify the Company and the Shareholder; in each case on the terms and conditions set out in clause 14.

16	Guarantee

16.1	Guarantee

The Guarantors jointly and severally, unconditionally and irrevocably guarantee to the Joint Lead Managers (and in respect of the indemnity in clause 13, the other Indemnified Parties and, in respect of the U.S. Offer and the Rule 701 Placement indemnity in clause 14, the persons listed in Clause 14.6) the due and punctual performance and observance by the Company of its obligations under this agreement including any obligations to pay money.

16.2	Term

The guarantee referred to in clause 16.1 commences on the date of this agreement and continues until the earlier of:

(a)	Completion; or

(b)	subject to clause 16.5, this agreement being Terminated.

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16.3	Indemnity

As a separate undertaking, the Guarantors jointly and severally, unconditionally and irrevocably indemnify the Joint Lead Managers (and each other Indemnified Party in respect of the indemnity in clause 13 and, in respect of the U.S. Offer and the Rule 701 Placement indemnity in clause 14, the persons listed in clause 14.6) against all Losses arising from and incurred in connection with, a breach of this agreement by the Guarantors and including a breach of the obligations to pay money. It is not necessary for the Joint Lead Managers to incur expenses or make payment before enforcing that right of indemnity.

16.4	Waiver

Each Guarantor waives any right it has of first requiring a Joint Lead Manager to commence proceedings or enforce any other right against the Company or any other person before claiming under this guarantee (Guarantee).

16.5	Continuing security

(a)	The Guarantee is a continuing security and is not discharged by any one payment.

(b)	The Guarantee shall:

(i)	in the event of Completion, apply only in respect of claims the relevant liability for which arose prior to Completion; and

(ii)	in the event that Completion does not occur, remain on foot until all money payable to the Joint Lead Manager in connection with this agreement is paid.

16.6	Liabilities of Guarantors not affected

The liabilities of each Guarantor under the Guarantee as an indemnifier or principal debtor and the rights of the Joint Lead Managers under the Guarantee are not affected by anything which might otherwise affect them at law or in equity.

16.7	Consent required

The Guarantors may not without the written consent of the Joint Lead Managers:

(a)	raise a set-off or counterclaim available to either of them or the Company against the Joint Lead Managers in reduction of their liability under the Guarantee;

(b)	claim to be entitled by way of contribution, indemnity, subrogation, marshalling or otherwise to the benefit of any security or guarantee held by the Joint Lead Managers in connection with this agreement; or

(c)	prove in competition with the Joint Lead Managers if a liquidator, provisional liquidator, receiver, official manager or trustee in bankruptcy is appointed in respect of the Company, or the Company is otherwise unable to pay its debts when they fall due, until both:

(d)	Completion; and

(e)	all money payable to the Joint Lead Manager in connection with this agreement is paid.

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16.8	Joint Lead Managers’ rights

If a claim is upheld, conceded or compromised (including under laws relating to liquidation, insolvency or protection of creditors), that a payment or transfer to the Joint Lead Managers in connection with this agreement is void or voidable, the Joint Lead Managers are entitled immediately as against each Guarantor to the rights to which it would have been entitled under the Guarantee but only to the extent that the payment or transfer is reduced by the claim.

16.9	Reimbursement

The Guarantors agree to pay or reimburse the Joint Lead Managers on demand for:

(a)	its reasonable Costs in making, enforcing and doing anything in connection with the Guarantee including, but not limited to, legal costs and expenses on a full indemnity basis; and

(b)	all stamp duties, fees, taxes and charges which are payable in connection with the Guarantee or a payment, receipt or other transaction contemplated by it.

16.10	Moneys paid

Money paid to the Joint Lead Managers by the Guarantors must be applied first against payment of Costs under clause 16.9, then against other obligations under the Guarantee.

16.11	Principal and independent obligations

This clause 15.14 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

17	Goods and services tax (GST)

17.1	GST exclusive amounts

All amounts quoted in clause 11 are exclusive of GST.

17.2	Gross up for GST

If any supply made by a party under this agreement is subject to GST, the Supplier may recover from the Recipient an amount calculated under clause 17.3 in addition to any payment or other consideration for the supply.

17.3	GST amount

The additional amount:

(a)	equal to the Price for the supply multiplied by the prevailing GST rate; and

(b)	is payable, subject to the Supplier complying with clause 17.5, at the same time as the Recipient is required to pay or provide the consideration for the supply to which the additional amount relates.

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17.4	Input Tax Credit

If any party is required to reimburse the Payee for any Costs, the amount of the Costs is reduced by the amount of any Input Tax Credit to which the Payee is entitled.

17.5	Tax Invoice

Before claiming an additional amount under clause 17.3, the Supplier must provide a Tax Invoice to the Recipient in respect of the relevant supply.

17.6	GST Groups

If a party is, or becomes a member of, a GST Group, references in this clause 17 to GST payable or Input Tax Credits, includes GST which the Representative Member of the GST Group must pay in respect of supplies made by that party and Input Tax Credits to which the Representative Member of the GST Group is entitled.

17.7	Variation of GST payable

If, for any reason, the GST payable in relation to a supply made under this agreement varies from the additional amount paid by the Recipient under clause 17.3, the Supplier:

(a)	will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient; and

(b)	must provide the Recipient with an adjustment note or revised Tax Invoice (as the case may be) no later than 14 days after becoming aware of the variation.

18	Notices

18.1	Form - all communications

Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this agreement must be:

(a)	in writing;

(b)	signed by the sender (if an individual) or a director or officer of the sender (if a company);

(c)	marked for the attention of the person identified in the clause 18.6 or, if the recipient has notified otherwise, then marked for attention in the way last notified; and

(d)	if given on behalf of more than one party, signed by all the parties giving notice.

18.2	Delivery

Communications must be:

(a)	left at the address set out or referred to in clause 18.6;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in clause 18.6;

(c)	sent by fax to the fax number set out or referred to in clause 18.6; or

(d)	given in any other way permitted by law.

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However, if the intended recipient has notified a changed address or fax number, then communications must be to that address or fax number.

18.3	When effective

Communications take effect from the time they are received or taken to be received under clause 18.4 (whichever happens first) unless a later time is specified.

18.4	When taken to be received

Communications are taken to be received:

(a)	if sent by post, 3 days after posting (or 7 days after posting if sent from one country to another); or

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent.

18.5	Receipt outside business hours

Despite clauses 18.3 and 18.4, if communications are received or taken to be received under clause 18.4 after 5.00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified.

18.6	Contact details for notices

A person’s address and fax number are those set out below, or as otherwise notified in accordance with clauses 18.1 and 18.2:

Company or the Guarantors

Name:	General Counsel

Address:	Level 26, 101 Miller St, North Sydney, NSW 2060, Australia

Fax:	+61 2 8916 7242

Shareholder

Name:	Leon Roday

Address:	6620 West Broad Street, Richmond VA 23230, United States of America

Fax:	+1 804 662 2414

[ ]

Name:	[ ]

Address:	[ ]

Fax:	[ ]

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[            ]

Name:	[ ]

Address:	[ ]

Fax:	[ ]

[ ]

Name:	[ ]

Address:	[ ]

Fax:	[ ]

[ ]

Name:	[ ]

Address:	[ ]

Fax:	[ ]

19	General

19.1	Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

19.2	Partial exercising of rights

If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

19.3	No liability for loss

A party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

19.4	Conflict of interest

The parties’ rights and remedies under this agreement may be exercised even if this involves a conflict of duty or a party has a personal interest in their exercise.

19.5	Remedies cumulative

The rights and remedies provided in this agreement are in addition to other rights and remedies given by law independently of this agreement.

19.6	Waiver

A provision of this agreement or a right created under it, may not be waived except in writing, signed by the party or parties to be bound.

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19.7	Indemnities

Each indemnity in this agreement is a continuing obligation, independent from the other obligations of the Company, the Shareholder or the Joint Lead Managers under this agreement and continues after this agreement ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

19.8	Further assurances

Each party agrees, at its own expense, on the request of the other parties, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it, including, but not limited to, the execution of documents.

19.9	Time is of the essence

Time is of the essence in this agreement.

19.10	Enforceability

For the purposes of this agreement, each Joint Lead Manager is taken to be acting as agent and trustee on behalf of, and for the benefit of, all of its associated Indemnified Parties, and all of those persons are to this extent taken to be parties to this agreement.

19.11	Amendment

This agreement may only be amended by written agreement between the parties. Such amendment may include amendment in a manner that adversely affects the interest of the Indemnified Parties without obtaining the consent of the Indemnified Parties.

19.12	Severability

If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

19.13	Assignment

The rights and obligations of each party under this agreement cannot be assigned without the prior written consent of the other parties which consent can be unreasonably withheld.

19.14	Counterparts

This agreement may consist of a number of copies, each signed by 1 or more parties to the agreement. If so, the signed copies are treated as making up the 1 document and the date on which the last counterpart is executed will be the date of the agreement.

19.15	Entire agreement

(a)	This agreement contains the entire agreement of the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct by the parties with respect to the Offer.

(b)	The parties acknowledge and agree that the confidentiality obligations in the Due Diligence Planning Memorandum prevail over any other confidentiality obligations in this agreement.

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19.16	No fiduciary

The Company and the Shareholder acknowledge and agree that:

(a)	each Joint Lead Manager has been engaged solely as an independent contractor to provide the services set out in this agreement. In providing these services, each Joint Lead Manager is acting solely in a contractual relationship with the Company and the Shareholder on an arm’s length basis;

(b)	each Joint Lead Manager may have interests that differ from those of the Company and the Shareholder. Each Joint Lead Manager may take into account any factors (including those solely in its interest) it considers appropriate in performing duties or exercising rights under this agreement;

(c)	each Joint Lead Manager is not acting as a fiduciary to the Company or the Shareholder or any other persons or, except to the extent separately appointed as a financial adviser, acting as financial adviser in connection with the Offer as described in the applicable engagement letter or advising the Company or the Shareholder or any other persons including as to any legal, financial, tax, investment, accounting or regulatory matters in any jurisdiction. The Company and the Shareholder must consult their own advisers on those matters and are responsible for making their own independent investigations and appraisals of the Offer. The Joint Lead Managers have no responsibility or liability to the Company or the Shareholder regarding these matters;

(d)	any communication, whether written or oral, given by the Joint Lead Managers to the Company or the Shareholder, or any communications between the Joint Lead Managers and the Company or the Shareholder, can only be used and relied on by the Company or the Shareholder and may not be used or relied on by any third party and may not be disclosed to any third party or circulated or referred to publicly without the prior written approval of the Joint Lead Managers, except that the Company may disclose such communications to Ashurst and KPMG in connection with the Offer provided that they each:

(i)	have been informed of the confidential nature of such communications and agreed to treat such communications confidentially; and

(ii)	been informed that such communications were prepared exclusively for the information of the Company and accordingly that they may not rely on such communications;

(e)	the Joint Lead Managers are not required to give tax, legal, regulatory, accountancy or other specialist or technical advice in connection with the Offer;

(f)

the Joint Lead Managers are full service securities firms and they, along with their respective Affiliates, are engaged in various activities, including securities trading, research, investment banking, investment management, commercial banking, principal investment, financing and brokerage activities and financial planning and benefits counselling for both companies and individuals. In the ordinary course of these activities, the Joint Lead Managers and their respective Affiliates may at any time for their own account and for the account of their customers make or hold long or short positions and investments as well as actively trade or otherwise effect transactions in debt, equity and other securities (or related derivative securities)

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and financial products (including bank loans and other obligations) of the Company, the Shareholder and their Affiliates as well as of other entities and persons and their Affiliates which may or may not be involved in or affected by the transactions arising from or relating to the Offer or otherwise have relationships with the Company, the Shareholder and any of their Affiliates and may owe duties to other persons which may conflict with the interests of the Company, the Shareholder and / or their Affiliates. The Company and the Shareholder agree that these entities may trade such securities and hold such positions and effect such transactions without regard to the Company’s or the Shareholder’s interests under this agreement (provided that these entities must not use any material non-public information obtained by the Joint Lead Managers and their respective Affiliates in connection with the Offer and the appointment of the Joint Lead Managers as joint lead managers and bookrunners under the terms of this agreement in undertaking such transactions);

(g)	the Joint Lead Managers and their respective Affiliates may be providing, or may in the future provide, financial or other services to other parties with conflicting interests to the Company or the Shareholder;

(h)	the Joint Lead Managers shall not be under a duty to disclose to the Company or Shareholder or to take into account for the Company’s or Shareholder’s benefit, any non-public information acquired in the course of carrying on any business for, or in connection with the provision of services to, a party other than the Company or the Shareholder or which is otherwise subject to any obligation of confidence to another person or information as to the Joint Lead Managers’ or their respective Affiliates’ possible interests;

(i)

(i)	in May 2013, [ ], completed a private offering of shares in Global Atlantic Financial Group (an affiliate of [ ] that formerly constituted part of the “[ ] Reinsurance Group” (“Global Atlantic”), but retains a direct or indirect minority equity stake of approximately 20% in Global Atlantic. In addition, [ ] and its affiliates (“[ ]”) has appointed an employee from the Investment Management Division (“IMD”) to Global Atlantic’s board of directors, who is entitled to 2 out of a total of 8 votes. IMD acts as asset manager for the entity. The firm’s interest in the entity is managed by IMD, which is separated from the firm’s Corporate Advisory Division by regulatory and operational barriers and, accordingly, makes decisions regarding voting, disposition and other actions in respect of its investments without influence from the Corporate Advisory Division. The firm has policies and procedures that restrict communication of confidential information between personnel in IMD and the Corporate Advisory Division. Global Atlantic operates as an independent entity (acting in the best interests of its shareholders). [ ] employees also own approximately 5% of the equity of Global Atlantic, and [ ] currently provides certain transition services to Global Atlantic, such as technology (for which [ ] may receive up to an additional 1.4% equity in the entity), and will receive up to 10% of the entity’s profits (the stake, representation, services and other interests referred to in this sub-paragraph, the “Global Atlantic Interests”); and

(ii)	the Company and/ or its affiliates (including Genworth Financial Mortgage Insurance Pty Ltd) has executed a reinsurance treaty (Reinsurance Transaction) with Commonwealth Annuity & Life Reinsurance Limited, a wholly owned subsidiary of Global Atlantic (Reinsurance Entity) to provide $125 million of reinsurance cover;

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(iii)	each of the Company and Shareholder will not claim (i) any fiduciary duty or relationship, or (ii) any conflict of interest (whether actual, potential or perceived), or any similar claim, in connection with [ ] role in connection with the Offer (and the process leading up to the Offer) and [ ] and their employees having the Global Atlantic Interests or an interest in the Reinsurance Transaction and the Company and Shareholder each waive (now and forever), to the fullest extent permitted by applicable law, any claims it may have against [ ] arising in connection therewith;

(iv)	the Company and Shareholder expressly consent to:

(A)	[ ] arranging and managing the Offer on the terms and conditions of this agreement;

(B)	[ ] and their employees having the Global Atlantic Interests; and

(C)	[ ] having regard to and acting in its own interests and objectives in relation to the Global Atlantic Interests and the Reinsurance Transaction;

(v)	neither [ ] nor its employees are under any obligation or duty as a result of [ ] role in connection with the Offer (or otherwise) to take or refrain from taking any action, or exercising any right, they may be entitled to take or exercise in relation to the Global Atlantic Interests;

(vi)	[ ] shall not be under a duty to disclose to the Company, the Shareholder or any of their respective affiliates or to take into account for the Company, the Shareholder or any of their respective affiliates’ benefit, any non-public information acquired in connection with the Global Atlantic Interests, or any other information acquired in relation to the Global Atlantic Interest.

(j)	any review by a Joint Lead Manager of the Company, the Shareholder, the Offer, the terms of the Offer Shares and related matters will be performed solely for the benefit of that Joint Lead Manager and not on behalf of the Company, the Shareholder or any other persons; and

(k)	the Joint Lead Managers will use and rely primarily on the information provided to them by or on behalf of the Company or the Shareholder and on information available from generally recognised public sources in relation to this Offer without having independently verified the same, and the Joint Lead Managers do not assume responsibility for the accuracy or completeness of such information for which the Company will be solely responsible; and

(l)	the Joint Lead Managers may perform the services contemplated by this agreement in conjunction with their respective Affiliates, and any Affiliates performing these services are entitled to the benefits of and are subject to the terms of this agreement.

Without prejudice to any rights under an applicable engagement letter, the Company and the Shareholder waive to the full extent permitted by applicable law any claims they may have against the Joint Lead Managers arising from an alleged breach of fiduciary obligations in connection with the Offer and the process leading up to the Offer.

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19.17	Governing law

Subject to clause 19.18, this agreement and the transactions contemplated by this agreement are governed by the law in force in New South Wales. Each party submits to the non-exclusive jurisdiction of the courts of that place.

19.18	Submission to New York jurisdiction; Appointment for agent for service of process in New York; Judgment currency

(a)	(Jurisdiction) Each of the Company, the Shareholder and each Guarantor hereby irrevocably submit to the non-exclusive jurisdiction of the United States federal and state courts in The City of New York and County of New York in any suit, action or proceeding arising out of or relating to this agreement or the transactions contemplated hereby insofar as this agreement or transactions relate to the U.S. Offer and the Rule 701 Placement, including the preliminary or final U.S. Offer Documents. The parties each hereby waive to the fullest extent permitted by Australian law, any objection to any suit or proceeding in such courts whether on the grounds of venue, residence or domicile or on the grounds that such suit or proceeding has been brought in an inconvenient forum.

(b)	(Agent) Each of the Company, the Shareholder and each Guarantor hereby irrevocably appoint Corporation Service Company as its authorised agent (the “Authorised Agent”) for a period of seven years upon whom process may be served in any suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated herein that may be instituted in any state or US federal court in The City of New York and County of New York, by any Joint Lead Manager, any directors, officers and Affiliates of any Joint Lead Manager, or by any person who controls any Joint Lead Manager, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Company and each Guarantor hereby represent and warrant that the Authorised Agent has accepted such appointments and has agreed to act as said agent for service of process, and each of the Company and each Guarantor agree to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorised Agent shall be deemed, in every respect, effective service of process upon the Company and the Guarantors. Notwithstanding the foregoing, any action arising out of or based upon this agreement may be instituted by any Joint Lead Manager, the directors, officers and Affiliates of any Joint Lead Manager, or by any person who controls any Joint Lead Manager, in any court of competent jurisdiction in Australia.

(c)	(Judgment currency) If for the purpose of obtaining judgment in any United States federal or state court it is necessary to convert a sum due hereunder into any currency other than U.S. dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures that Joint Lead Manager could purchase U.S. dollars with such other currency in New York City on the business day preceding that on which final judgment is given. The obligations of the Company and the Shareholder in respect of any sum due from any of them to a Joint Lead Manager arising out of any judgment in any United States federal or state court shall, notwithstanding any such judgment in the currency other than U.S. dollars, not be discharged until the first business day following receipt by that Joint Lead Manager of any sum adjudged to be so due in such other currency on which (and only to the extent that) that Joint Lead Manager may in accordance with normal banking procedures purchase U.S. dollars with such other currency. If the amount of U.S. dollars so purchased is less than the sum originally due to that Joint Lead Manager hereunder, each of the Company and the Shareholder agree as a separate obligation and notwithstanding any such judgment, to indemnify that Joint Lead Manager against such loss.

(d)	(Governing law) This clause 19.18, clause 13.15 and clause 14 shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws principles that would indicate the applicability of the laws of any other jurisdiction.

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19.19	Relationship of Joint Lead Managers

(a)	The obligations of the Joint Lead Managers under this agreement bind each Joint Lead Manager severally and not jointly.

(b)	Each Joint Lead Manager holds and may exercise its rights, powers and benefits under this agreement individually. Where consent or approval of the Joint Lead Managers is required under the agreement, that consent or approval must be obtained from each of the Joint Lead Managers (other than a Joint Lead Manager who has terminated its obligations in accordance with clause 3.4 or clause 12).

(c)	Nothing contained or implied in this agreement constitutes a Joint Lead Manager, the partner, agent or representative of any other Joint Lead Manager for any purpose or creates any partnership, agency or trust between any of them and no Joint Lead Manager has authority to bind the others in any way. No Joint Lead Manager (or its associated Indemnified Parties) is liable for the acts or omissions of or advice given by any other Joint Lead Manager (or its associated Indemnified Parties).

(d)	In executing this agreement, each Joint Lead Manager is executing this agreement in its individual capacity only.

19.20	Trial by jury

The Company, the Shareholder and the Joint Lead Manager hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated hereby.

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Schedule 1	Dictionary

1	Dictionary

In this agreement:

A-IFRS means Australian equivalents to International Financial Reporting Standards and other authoritative pronouncements of the Australian Accounting Standards Board.

Affiliates of any person means a Related Body Corporate of the person or any other person that directly, or indirectly through 1 or more intermediaries, Controls, or is Controlled by, or is under common Control with, this person. For the avoidance of doubt, [            ] and its subsidiaries and affiliates shall be deemed to be Affiliates of [            ] for the purposes of this agreement.

Allocation Interests has the meaning given to that term in the ASX Settlement Operating Rules.

Allotment Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Application Form means the application form accompanying the Prospectus or any Supplementary Prospectus in relation to the Offer.

Applicable Time means the time specified by the Joint Lead Managers on the Bookbuild Closing Date at which final, non-revocable contracts of sale of Offer Shares in the U.S. Offer are made.

APRA means the Australian Prudential and Regulatory Authority.

ASIC means the Australian Securities and Investments Commission.

ASIC Act means the Australian Securities and Investments Commission Act 2001 (Cth).

ASIC Modifications means the confirmations, relief and / or modifications required to be obtained by the Company from ASIC to enable it to conduct the Offer in compliance with the Corporations Act and as described in the Prospectus, being the “no-action” letter in relation to market stabilisation and the modification of sections 609 and 671B of the Corporations Act in relation to the Restriction Agreement.

ASX means ASX Limited or the Australian Securities Exchange, as appropriate.

ASX Settlement means ASX Settlement Pty Ltd.

ASX Settlement Operating Rules means the Settlement Operating Rules made by ASX Settlement.

ASX Waivers means the waivers, confirmations and / or approval required to be obtained by the Company from ASX to enable the Company to conduct the Offer, and for the Company to achieve a listing on ASX, in compliance with the Listing Rules and as described in the Prospectus (including approvals in relation to conditional and deferred settlement).

Authorisation means, in relation to a person, a licence, permit, approval, authorisation, order, certificate, concession, consent or other permission of or from a Governmental Agency which is necessary for the person to own or lease its assets and properties or to engage in the conduct of its businesses.

Gilbert + Tobin

Bookbuild means the bookbuild process to be undertaken in accordance with clause 5 to determine Institutional Investor demand for the Offer Shares and to determine the Institutional Price.

Bookbuild Closing Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Bookbuild Confirmation Letter means the documents (including a confirmation acceptance advice or CARD Form) to be sent to, and to be signed by, each Institutional Investor confirming its participation in the Institutional Offer, substantially in the form agreed by the Company and the Joint Lead Managers prior to the Institutional Offer Closing Date (and as may be amended by the Joint Lead Managers in consultation with the Company).

Broker means a broker appointed by the Joint Lead Managers pursuant to clause 2.3 to act as a participating broker to the Offer and to participate in the Broker Firm Offer.

Broker Firm Closing Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Broker Firm and Priority Shares means the Offer Shares that are not Institutional Shares.

Broker Firm Offer means the offer of a firm allocation of Offer Shares at the Retail Price to Brokers for allocation to their private clients in Australia and New Zealand that are Retail Investors; provided that offers and sales under the Broker Firm Offer may not be made in the United States.

Broker Firm Offer Opening Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Business Day means a day on which:

(a)	ASX is open for trading in securities; and

(b)	banks are open for general banking business in Sydney.

CARD Form means a confirmation of allocation and registration form.

CHESS means the Clearing House Electronic Subregister System.

CHESS Rules means the ASX Settlement Operating Rules and the provisions of the Corporations Act and Listing Rules concerning the electronic share registration and transfer system as and to the extent that they apply to the Company.

Claim means any allegation, debt, cause of action, judgment, order, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual, contingent or threatened, whether at law, in equity, under statute or otherwise.

Closing Certificate means a certificate to be given by each of the Company and the Shareholder individually in the form appearing in Schedule 11 signed by 2 directors, or 1 director and 1 company secretary of the Company and authorised representatives of the Shareholder respectively and delivered to the Joint Lead Managers in accordance with this agreement.

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Companies Act means the Companies Act 1993 of New Zealand.

Compensatory Benefit Plan Letter means each compensatory benefit plan letter to be executed and delivered by each of the Shareholder Directors and Officers in connection with the Rule 701 Placement, substantially in the form agreed between the Shareholder, the Company and the Joint Lead Managers prior to the date of this agreement (and as may be subsequently amended by mutual agreement of the Shareholder, the Company and the Joint Lead Managers).

Completion will occur when all of the Offer Shares have been allotted and issued by the Company in accordance with the Offer.

Control (including the terms Controlled by and under common Control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of securities or other interests, by contract or agency or otherwise and the term person is deemed to include a partnership.

Controller has the meaning given in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Costs means any costs, charges or expenses.

Due Diligence Committee means the due diligence committee formed by the Company in connection with the Offer.

Due Diligence Investigations means the activities referred to in clause 8.1.

Due Diligence Planning Memorandum means the document (including its annexures) which documents the Due Diligence Process as adopted by the Due Diligence Committee.

Due Diligence Process means the due diligence process and procedures established in relation to the Offer and the Offer Documents and summarised in the Due Diligence Planning Memorandum adopted by the Due Diligence Committee and, where appropriate, includes the Due Diligence Planning Memorandum and the relevant reports and findings resulting from that process.

Due Diligence Report means the report of the Due Diligence Committee to the directors of the Company and each of the Due Diligence Committee members (including the Joint Lead Managers) and their representatives, including all supporting documents and other work papers to which the Joint Lead Managers are given access for the purpose of the Due Diligence Investigations.

DvP means a delivery versus payment basis of settlement in accordance with the ASX Settlement Operating Rules.

Eligible U.S. Fund Manager means a dealer or other professional fiduciary organised, incorporated or (if an individual) resident in the United States acting for a discretionary account or similar account (other than an estate or trust) held for the benefit or account of persons that are not U.S. Persons for which it has and is exercising investment discretion, within the meaning of Rule 902(k)(2)(i) of Regulation S.

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Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a prendre, easement or any other security arrangement or any other arrangement having the same effect.

Enquiry means any Claim or proceedings in relation to the Offer, the Offer Documents, the Company, the Shareholder or any of their respective officers or directors, or any investigation, enquiry, order, action, suit, charge, investigation or other proceeding (whether commenced or announced) by ASIC, APRA, ASX, NZ Companies Office, NZSX or Governmental Agency in relation to the Offer, the Offer Documents or the Group or any of the Company’s officers or directors (in their capacity as such), and includes any circumstances where:

(a)	ASIC issues an order (including an interim order) under section 739;

(b)	ASIC holds a hearing under section 739(2);

(c)	an application is made by ASIC for an order under Part 9.5 in relation to the Offer, or the Offer Documents or ASIC commences any investigation or hearing under Part 3 of the ASIC Act in relation to the Offer or the Offer Documents;

(d)	any person who has previously consented to the inclusion of its name in any of the Offer Documents withdraws that consent (other than the Joint Lead Managers); or

(e)	any person gives a notice under section 730 in relation to the Offer Documents.

Escrowed Person means ShareholderCo.

External Third Party means an Australian financial services licensee or a representative of an Australian financial services licensee.

FMA means the Financial Markets Authority, based in Wellington, New Zealand.

FoFA No Action Position means ASIC’s no action position in relation to stamping fees and conflicted remuneration, as set out in its Market Supervision Update – Issue 38.

Governmental Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency, bureau, municipal, board, instrumentality or entity in any jurisdiction.

Group means the Company and its Subsidiaries as at Completion.

Group Member means any member of the Group.

GST has the same meaning as in the GST Law.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Group has the meaning it has in the GST Law.

GST Law has the meaning given to that term in the GST Act.

Indemnified Parties means the Joint Lead Managers and their respective Representatives.

Input Tax Credit has the meaning it has in the GST Law.

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A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to its property;

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Joint Lead Managers);

(d)	an application or order has been made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above;

(e)	it is taken (under section 459F(1)) to have failed to comply with a statutory demand;

(f)	it is the subject of an event described in sections 459C(2)(b) or 585 (or it makes a statement from which the Joint Lead Managers reasonably deduce it is so subject);

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to sub-paragraphs (a) to (g) above happens in connection with that person under the law of any jurisdiction.

Institutional Investor means an investor to whom, in the absolute discretion of the Joint Lead Managers, Offer Shares are able to be offered under applicable laws without the need for any prospectus, registration or other formality (other than a registration or formality which the Company is willing to comply with), including, in Australia (Professional Investors and Sophisticated Investors), New Zealand (NZ Institutional Investors) and the United States; provided that if such an investor is in the United States, it is reasonably believed to be a QIB or it is an Eligible U.S. Fund Manager.

Institutional Offer means the offer of Offer Shares to Institutional Investors in Australia, New Zealand, Hong Kong, Singapore, the United States, Canada, the United Arab Emirates, Japan, the European Economic Area (Austria, Belgium, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom) and Switzerland, as described in the Offer Documents, and other jurisdictions as agreed between the Joint Lead Managers and the Company.

Institutional Price means the price per Institutional Share determined in accordance with clause 5.2.

Institutional Shares means the Offer Shares allocated under the Institutional Offer, following the Bookbuild process.

Institutional Offer Closing Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Institutional Offer Opening Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Listing Approval Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

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Listing Rules means the Listing Rules of ASX, as may be waived or modified from time to time.

Lodgement Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Losses means all Claims, demands, damages, losses, Costs and liabilities.

Master Agreement means the Master Agreement between the Company and the Shareholder dated on or about the Lodgement Date.

Material Adverse Effect means a material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting:

(a)	the condition (financial or otherwise), general affairs, business, management, shareholder’s equity, or results of operations of the Group or otherwise (taken as a whole);

(b)	the market price of the Offer Shares; or

(c)	the success, marketing or settlement of the Offer.

Material Contract means each of the contracts summarised in section 5 of the Prospectus.

New Zealand Companies Office means the New Zealand Registrar of Companies established under the New Zealand Companies Act 1993 or any other person established by law to replace the Registrar, and includes a Deputy Registrar or an Assistant Registrar of Companies appointed in accordance with the Companies Act.

NZ Institutional Investors means, in New Zealand, persons who fall within any of sections 3(2)(a)(ii), 3(2)(a)(iia), 3(2)(a)(iib) of the NZ Securities Act and/or who are eligible persons as defined in section 5(2CC) of the NZ Securities Act.

NZ Mutual Recognition Regulations means the New Zealand Securities (Mutual Recognition of Securities Offerings – Australia) Regulations 2008.

NZ Securities Act means the New Zealand Securities Act 1978.

NZ Securities Laws means the Companies Act and the NZ Securities Regulations and the NZ Securities Act, in each case as modified by relief from the requirements of those Regulations and that Act by the NZ Mutual Recognition Regulations.

NZ Securities Regulations means the New Zealand Securities Regulations 1983.

NZSX means the New Zealand Stock Exchange.

Offer means:

(a)	the Broker Firm Offer;

(b)	the Priority Offer;

(c)	the Rule 701 Placement; and

(d)	the Institutional Offer.

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in each case arising in connection with the initial public offering of Offer Shares by the Company under the Prospectus and/or the U.S. Offer Documents (as applicable) at the Offer Price (and, for the avoidance of doubt, includes any shares offered as part of the over-allotment and market stabilisation arrangements referred to in the Stabilisation Manager Agreement).

Offer Documents means the following documents issued or published by, or on behalf of, and with the authorisation of, the Company in respect of the Offer, and in a form approved by the Joint Lead Managers:

(a)	the Prospectus, any Application Form and any Supplementary Prospectus;

(b)	the U.S. Offering Memorandum;

(c)	the Pricing Disclosure Package;

(d)	the Compensatory Benefit Plan Letter; and

(e)	the marketing, roadshow presentation and/or ASX announcement(s) used by or on behalf of the Company to conduct the Offer.

Offer Price means:

(a)	in respect of the Institutional Shares, the Institutional Price;

(b)	in respect of the Broker Firm and Priority Shares, the Retail Price; and

(c)	in respect of the Rule 701 Placement, the Retail Price.

Offer Proceeds means the aggregate of the number of Broker Firm and Priority Shares multiplied by the Retail Price and the number of Institutional Shares multiplied by the Institutional Price.

Offer Shares means the Ordinary Shares to be offered under the Offer, which will be between 195,000,000 and 260,000,000 Ordinary Shares and which will be determined pursuant to clause 5.2(a).

Ordinary Shares means fully paid ordinary shares in the capital of the Company.

Payee means a party who is reimbursed for Costs.

Price in relation to a supply means the amount of any payment in connection with the supply and the GST-exclusive market value of any non-monetary consideration.

Pricing Disclosure Package means:

(a)	the U.S. Offering Memorandum, as amended or supplemented immediately prior to the Applicable Time, as of the Applicable Time; and

(b)	the final pricing information relating to the Institutional Shares, which information consists of the Institutional Price, as included in the relevant confirmation or acceptance advice or CARD form or as conveyed to the initial purchasers of the Institutional Shares in writing, taken together as a whole, at or about the Applicable Time.

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Priority Offer means the offer of Offer Shares to eligible Retail Investors who qualify to participate in the Priority Offer as described in the Prospectus; provided that offers and sales under the Priority Offer may not be made in the United States.

Priority Offer Closing Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Priority Offer Opening Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Proceedings has the meaning given in clause 13.6(a).

Professional Investors has the meaning given to that term in section 708(11) of the Corporations Act.

Prospectus means the prospectus to be lodged by the Company with ASIC under section 718 of the Corporations Act in relation to the Offer (and, where the context requires, includes any Supplementary Prospectus).

Public Information means all public and other media statements made by, or on behalf and with the knowledge and consent of the Company, the Shareholder or any other Group Member in relation to the business or affairs of the Company, the Group or the Offer.

QIB means “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act.

Quotation Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Recipient means the recipient of a supply for the purposes of the GST Law.

Register means the official register of Ordinary Shares and/or securities (if issued) as the context requires, each being maintained by the Registry on the Company’s behalf and including any subregister established and maintained under the ASX Settlement Operating Rules.

Registry means Link Market Services Limited or any other registry that the Company appoints to maintain the Register.

Regulation S means Regulation S under the U.S. Securities Act.

Related Body Corporate has the same meaning as in section 50 of the Corporations Act.

Relevant Limitation has the meaning given in clause 13.13.

Relevant Loss has the meaning given in clause 13.7.

Representative means, in respect of a person, its Affiliates and the officers, directors, employees, partners, contractors, agents, advisers and representatives of the person and / or of an Affiliate of the person.

Representative Member has the meaning it has in the GST Law.

Respective Proportion means, subject to clause 12.6:

(a)	for [ ], 25%;

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(b)	for [ ], 25%;

(c)	for [ ], 25%; and

(d)	for [ ], 25%.

Restriction Agreement means the agreement to be entered into by ShareholderCo under which the ShareholderCo agrees not to dispose of certain Ordinary Shares it holds, on the terms agreed with the Joint Lead Managers prior to the date of this agreement.

Retail Investor means a person who at the Broker Firm Offer Opening Date or the Priority Offer Opening Date (as applicable):

(a)	has a registered address in Australia or New Zealand;

(b)	is not in the United States; and

(c)	is not an Institutional Investor or a Broker (acting in their own capacity).

Retail Price means the final price per Offer Share in the Broker Firm Offer, the Priority Offer and the Rule 701 Placement, being the lesser of:

(a)	$2.90 per Offer Share; and

(b)	the Institutional Price.

Rule 144A means Rule 144A under the U.S. Securities Act.

Rule 501 means Rule 501 under the U.S. Securities Act.

Rule 701 means Rule 701 under the U.S. Securities Act.

Rule 701 Placement means the placement by the Company and the Shareholder to Shareholder Directors and Officers under Rule 701 (up to a maximum individual amount of US$120,000 and a total aggregate amount of no more than US$5 million).

Rule 701 Placement Closing Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Rule 701 Placement Memorandum means the preliminary and final Rule 701 Placement Memorandum which comprise a prospectus “wrap”, including any amendments, supplements, annexures or appendices thereto, and the Prospectus, as the case may be, used for the purposes of the Rule 701 Placement, as may be amended or supplemented; provided that the term “Rule 701 Placement Memorandum” means, with respect to any time or date referred to in this agreement, the most recent Rule 701 Placement Memorandum as at that date or time.

Rule 701 Placement Opening Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Settlement Date means the date specified as such in the Timetable as varied, if at all, pursuant to clause 4.2.

Shareholder Directors and Officers means a maximum number of 21 officers, directors and senior managers of the Shareholder and its majority-owned subsidiaries (other than

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the Company and its Subsidiaries), each of whom have been pre-identified by the Shareholder and the Company and notified to the Joint Lead Managers prior to the Rule 701 Placement Opening Date and who satisfy the asset and income tests under Rule 501(a)(5) and (6), to whom offers and sales of Offer Shares have been made under the Rule 701 Placement and each of whom, on or prior to the Rule 701 Placement Closing Date, has delivered to the Company a duly completed and executed Compensatory Benefit Plan Letter.

Shareholder Statement means any statement in the Offer Documents or Public Information identified as Shareholder Statements as listed in Schedule 9.

Shareholderco means Genworth Australian General Partnership, established under a partnership deed between Brookfield Life Assurance Company Limited and Genworth Financial International Holdings, Inc., as amended from time to time.

Sophisticated Investors means investors to whom an offer of securities does not need disclosure under Part 6D.2 pursuant to section 708(8).

Stabilisation Manager means [            ].

Stabilisation Manager Agreement means the stabilisation manager agreement between [            ], Brookfield Life Assurance Company Limited and Genworth Financial International Holdings, Inc. dated on or about the Lodgement Date.

Subsidiary has the meaning given in the Corporations Act and includes:

(a)	in respect of a company, an entity whose profit or loss is required by current accounting practice to be included in the consolidated annual statement of financial performance of that company; and

(b)	in respect of a trust, a corporation or trust that would have been a Subsidiary if that trust were a corporation and including any sub-trust which is directly or indirectly Controlled by the trust, whether by way of holding the majority of voting interests that allow a beneficial holder to influence the affairs of the trust or otherwise.

Successful Completion of the Bookbuild has the meaning given in clause 5.4.

Supplementary Prospectus means any supplementary or replacement Prospectus prepared or required to be prepared and lodged by the Company with ASIC under section 719 of the Corporations Act in connection with the Offer.

Supplier means the party making a supply for the purposes of the GST Law.

Tax Invoice has the meaning it has in the GST Law.

Terminate means the termination by a Joint Lead Manager of all further obligations of that Joint Lead Manager under this agreement pursuant to clauses 3.4 or 12 with effect from the time that the termination is notified to the Company and the Shareholder.

Termination Events means the events specified in clause 12.1.

Timetable means the Timetable set out in Schedule 2 as it may be varied under clause 4.2.

United States has the meaning in Rule 902(l) under the U.S. Securities Act.

U.S. Exchange Act means the U.S. Securities Exchange Act of 1934.

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U.S. Offer means the offer of Offer Shares under the Institutional Offer to (i) persons in the United States that the Joint Lead Managers reasonably believe to be QIBs in transactions exempt from registration under the U.S. Securities Act pursuant to Rule 144A thereunder; and (ii) Eligible U.S. Fund Managers, in reliance on Regulation S.

U.S. Offer Documents means the U.S. Offering Memorandum and the Pricing Disclosure Package used to conduct the U.S. Offer and the Rule 701 Placement Memorandum used to conduct the Rule 701 Placement.

U.S. Offering Memorandum means the preliminary and final U.S. Offering Memorandum, which comprise a prospectus “wrap”, including any amendments, supplements, annexures or appendices thereto, and the Prospectus, as the case may be, used for the purposes of the U.S. Offer, as may be amended or supplemented; provided that the term “U.S. Offering Memorandum” means, with respect to any time or date referred to in this agreement, the most recent U.S. Offering Memorandum as at that time or date.

U.S. Person has the meaning given to that term in Rule 902(k) under the U.S. Securities Act.

U.S. Securities Act means the U.S. Securities Act of 1933.

Valid Application means:

(a)	(Priority Offer) if it was made pursuant to the Priority Offer, a duly completed Application Form lodged with the Company or the Registry in respect of the relevant Offer Shares from a Retail Investor eligible to participate in the Priority Offer submitted in accordance with the requirements of the Priority Offer on or before 5.00pm on the Priority Offer Closing Date with payment of the application monies in full and in cleared funds in accordance with the terms of the Priority Offer;

(b)	(Institutional Offer) if it was made pursuant to the Institutional Offer, a duly completed CARD Form or confirmation or acceptance advice as part of the Bookbuild Confirmation Letter in respect of the relevant Offer Shares from an Institutional Investor submitted in accordance with the requirements of the Joint Lead Managers on or before 5.00pm on the Institutional Offer Closing Date or a later time as the parties agree, which confirmed that the Institutional Investor or its nominee will pay the Institutional Price for the relevant Offer Shares in cleared funds via DvP on or before the Settlement Date; and

(c)	(Broker Firm Offer) if it was made pursuant to the Broker Firm Offer, a duly completed CARD Form or confirmation or acceptance advice as part of the Broker Firm Confirmation Letter in respect of relevant Offer Shares delivered to a Joint Lead Manager by a Broker in accordance with the requirements of that Joint Lead Manager and the Company on or before 5.00pm on the Broker Firm Closing Date or a later time as the parties agree, which included details necessary to permit DvP to occur through CHESS in respect of those Offer Shares on or before the Settlement Date.

2	Interpretation

In this agreement the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this agreement;

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(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as, nor are intended to be, interpreted as words of limitation;

(f)	a reference to:

(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate;

(ii)	a thing (including, but not limited to, a chose in action or other right) includes a part of that thing;

(iii)	a party includes its successors and permitted assigns;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this agreement;

(vi)	this agreement includes all schedules and attachments to it;

(vii)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity and is a reference to that law as amended, consolidated or replaced;

(viii)	an agreement other than this agreement includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; and

(ix)	a monetary amount is in Australian dollars;

(g)	an agreement on the part of two or more persons binds them severally but not jointly;

(h)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(i)	in determining the time of day, where relevant to this agreement, the relevant time of day is:

(i)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(ii)	for any other purpose under this agreement, the time of day in the place where the party required to perform an obligation is located;

(j)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it; and

Gilbert + Tobin	Schedule 1 – Dictionary | page | 85

(k)	for the purposes of this agreement, the effect of any matter on the success of the Offer is determined by assessing the likely effect of that matter on a decision of an investor to invest in the Offer Shares as if that decision to invest were made after the occurrence of that matter and not by considering the number and extent of applications received before the occurrence of that matter.

Gilbert + Tobin	Schedule 1 – Dictionary | page | 86

Schedule 2	Timetable

Gilbert + Tobin

Schedule 3	KPMG SAS 72 comfort letter

Gilbert + Tobin	Schedules | page | 88

Schedule 4	[Not used]

Gilbert + Tobin	Schedules | page | 89

Schedule 5	Ashurst opinion

Gilbert + Tobin	Schedules | page | 90

Schedule 6	GC to the Company, Opinion

Gilbert + Tobin	Schedules | page | 91

Schedule 7	Weil Opinion

Gilbert + Tobin	Schedules | page | 92

Schedule 8A	GC of the Shareholder, Opinion

Gilbert + Tobin	Schedules | page | 93

Schedule 8B	Richards, Layton & Finger, PA Opinion

Gilbert + Tobin	Schedules | page | 94

Schedule 9	Shareholder Statements

Gilbert + Tobin	Schedules | page | 95

Schedule 10	Offeror Written Communication

Roadshow presentation, dated 23 April 2014

Gilbert + Tobin	Schedules | page | 96

Schedule 11	Closing Certificate

Gilbert + Tobin	Schedules | page | 97

Schedule 12	Joint Lead Manager Information

Gilbert + Tobin	Schedules | page | 98

Execution page

Executed as an agreement.

Executed by Genworth Mortgage Insurance Australia Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Richard Grellman	/s/ Ellen Comerford
Signature of director	Signature of director/~~secretary~~

Richard Grellman	Ellen Comerford
Name of director (print)	Name of director/secretary (print)

Executed by Genworth Financial, Inc. by its authorised representative in the presence of:

/s/ Richard J. Oelhafen, Jr.	/s/ Kevn D. Schneider
Signature of witness	Signature of authorised signatory

Richard J. Oelhafen, Jr.	Kevin D. Schneider
Name of witness (print)	Name of authorised signatory (print)

Executed by Genworth Financial Mortgage Insurance Pty Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Richard Grellman	/s/ Ellen Comerford
Signature of director	Signature of director/~~secretary~~

Richard Grellman	Ellen Comerford
Name of director (print)	Name of director/secretary (print)

Gilbert + Tobin	Execution | page

Executed by Genworth Financial Mortgage Indemnity Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Richard Grellman	/s/ Ellen Comerford
Signature of director	Signature of director/secretary

Richard Grellman	Ellen Comerford
Name of director (print)	Name of director/~~secretary~~ (print)

Gilbert + Tobin	Execution | page

Signed for [ ] by its attorneys:

/s/ [ ]	/s/ [ ]
By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

[ ]	[ ]
Name of attorney (print)	Name of attorney (print)

Signed for [ ] by its attorneys:

/s/ [ ]	/s/ [ ]
By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

[ ]	[ ]
Name of attorney (print)	Name of attorney (print)

Signed for [ ] by its attorneys:

/s/ [ ]	/s/ [ ]
By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

[ ]	[ ]
Name of attorney (print)	Name of attorney (print)

Gilbert + Tobin	Execution | page

Signed for [ ] by its authorised signatories:

/s/ [ ]	/s/ [ ]
Signature of authorised signatory	Signature of authorised signatory

[ ]	[ ]
Name of authorised signatory (print)	Name of authorised signatory (print)

Gilbert + Tobin	Execution | page